                                 LOAN AGREEMENT

                                 BY AND BETWEEN

                               FINISAR CORPORATION

                                       AND

                   FLEET NATIONAL BANK, AS AGENT AND A LENDER

                                       AND

                        THE OTHER FINANCIAL INSTITUTIONS
                            HEREAFTER PARTIES HERETO

                          $11,015,000 SECURED TERM LOAN

                                       AND

                    $6,500,000 SECURED REVOLVING CREDIT LOAN



                                 November 6, 1998

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                                 LOAN AGREEMENT

         FINISAR CORPORATION, a California corporation with a principal place of business at 274 Ferguson Drive, Mountain View, California 94043 (hereinafter the "Borrower"), and FLEET NATIONAL BANK, a national banking association organized under the laws of the United States and having an office at One Federal Street, Boston, Massachusetts 02110 (hereinafter sometimes the "Agent") as Agent for itself and each of the other Lenders who now and/or hereafter become parties to this Agreement pursuant to the terms of SECTION 9.11 hereof, sometimes "Fleet" and sometimes in its capacity as a lender "Lender" and such Lenders hereby agree as follows:

                                   ARTICLE 1.

                   DEFINITIONS AND ACCOUNTING AND OTHER TERMS

         Section 1.1. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "ADJUSTED LIBOR RATE" means, with respect to any Libor Loan to be made by the Lenders for the Interest Period applicable to such Libor Loan, the interest rate per annum determined in good faith by the Agent (fixed throughout such Interest Period (subject to adjustments for the Libor Rate Reserve Percentage)) and rounded upwards, if necessary, to the next 1/16 of 1%) which is equal to the quotient of (i) the rate of interest determined by the Agent to be the average of the interest rates per annum at which Dollar deposits in immediately available funds are offered to each Reference Lender by first-class banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the Business Day on which such Interest Period begins, in an amount approximately equal to the principal amount of such Libor Loan, for a period of time equal to such Interest Period and (ii) a number equal to the number one minus the Libor Rate Reserve Percentage. The "Libor Rate Reserve Percentage" applicable to any Interest Period means the average of the maximum effective rates (expressed as a decimal) of the statutory reserve requirements (without duplication, but including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to each Reference Lender during such Interest Period under regulations of the Board of Governors of the Federal Reserve System (or any successor), including without limitation Regulation D or any other regulation dealing with maximum reserve requirements which are applicable to each Reference Lender with respect to its "Eurocurrency Liabilities," as that term may be defined from time to time by the Board of Governors of the Federal Reserve System (or any successor) or are otherwise imposed by the Board of Governors of the Federal Reserve System (or any successor) and which in any other respect relate directly to the funding of loans bearing interest at rates based on the interest rates at which Dollar deposits in immediately available funds are offered to banks by first-class banks in the London interbank market. If any Reference Lender fails to provide its offered quotation to the Agent, the Adjusted Libor Rate shall be determined in good faith on the basis of the offered quotation of the other Reference Lender. The Adjusted Libor Rate shall be adjusted automatically on and as of the effective date of any change in the Libor Rate Reserve Percentage.


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         "ADVANCE" and "ADVANCES" means the funding by any Lender of all or a portion of the Loans in accordance with this Agreement.

         "AFFILIATE" means singly and collectively, the TA and Summit Investors and any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Borrower. For purposes of this definition, a Person shall be deemed to be "controlled by" the Borrower if the Borrower possesses, directly or indirectly, power either to (i) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise, and the legal representative, successor or assign of any such Person.

         "AGENT" means Fleet National Bank or any other Person which is at the time in question serving as the agent under the terms of Article 8 hereof and the other Financing Documents.

         "AGREEMENT" means this loan agreement, as the same may from time to time be amended.

         "A.M." means a time from and including 12 o'clock midnight to and excluding 12 o'clock noon on any Business Day using Eastern Standard (Daylight Savings) time.

         "APPLICABLE MARGIN" means for each Libor Loan, two and three quarters percent (2.75%) per annum; provided, however, that if, at any time on or after the receipt by the Agent of (x) the pro forma quarterly financial statements for the Borrower's October 31, 1998 fiscal quarter together with pro forma adjustments reflecting the Related Transactions and the Loans and (y) the Borrower's quarterly financial statements for each subsequent Borrower fiscal quarter provided to the Agent by the Borrower pursuant to SECTION 5.3.3 hereof, the ratio of (a) total Indebtedness for Borrowed Money of the Borrower and its Subsidiaries on a consolidated basis as of the last day of the most recently ended fiscal quarter of the Borrower to (b) EBITDA, (i) is less than or equal to 1.5:1.0, but greater than .5:1.0 and if and so long as no Event of Default or Default exists and is continuing, the Applicable Margin shall, subject to the last sentence of this definition, be two percent (2.00%), or (ii) is less than or equal to .5:1.0 and if and so long as no Event of Default or Default exists and is continuing, the Applicable Margin shall, subject to the last sentence of this definition, be one and one quarter percent (1.25); provided further, however, that if on any date the Borrower would be entitled to an Applicable Margin other than two and three quarters percent (2.75%) except for the fact that a Default exists, the Applicable Margin shall not change until the first to occur of (a) such Default becoming an Event of Default and (b) waiver or cure of such Default, at which time the Applicable Margin shall be adjusted or remain the same in accordance with the provisions of this definition preceding this further proviso.

         Any change in the Applicable Margin required pursuant to the foregoing shall become effective on the fifth Business Day after the Agent receives the Borrower's financial statement for the Borrower's fiscal quarter or year-end, as the case may be, in question; provided, however, that each of the above-referenced interest rates shall remain in effect only so long as Borrower qualifies therefor and provided further, however, that interest rate reductions shall become final only on the basis of Borrower's annual audited financial statements and in the event that such annual audited financial statements establish that the Borrower was not entitled to a rate

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reduction which was previously granted, the Borrower shall, upon written demand by the Agent, repay to the Agent for the account of each Lender an amount equal to the excess of interest at the rate which should have been charged based on such annual audited financial statements and the rate actually charged on the basis of Borrower's quarterly financial statement(s) (provided that in the event of a dispute as to the appropriate fiscal quarter as to which any adjustment should be allocated, the decision of the independent accountants of the Borrower shall be made in accordance with GAAP and shall be binding upon the Agent, the Lenders and the Borrower absent manifest error); and provided further, however, that in the event that Borrower fails to provide any financial statement on a timely basis in accordance with SECTION 5.3.3, any interest rate increase payable as a result thereof shall be retroactively effective to the date which is 5 Business Days after the date on which the financial statement in question should have been received by the Agent in accordance with SECTION 5.3.3, and the Borrower shall pay any amount due as a result thereof upon written demand from the Agent. The Agent shall send the Borrower written acknowledgment of each change in the Applicable Margin in accordance with the Agent's customary procedures as in effect from time to time, but the failure to send such acknowledgment shall have no effect on the effectiveness or applicability of the foregoing provisions of this definition or Borrowees obligations with respect to payment and calculation of interest on Libor Loans.

         "AUTHORIZED REPRESENTATIVE" means the duly appointed President and the Controller of the Borrower and such other senior personnel of the Borrower as shall be duly authorized and designated in writing by the Borrower to execute documents, instruments and agreements on its behalf and to perform the functions of Authorized Representative under any of the Financing Documents.

         "BORROWED MONEY" means any obligation to repay funded Indebtedness, any Indebtedness evidenced by notes, bonds, debentures, guaranties or similar obligations including without limitation the Loans and any obligation to pay money under a conditional sale agreement, any Capitalized Lease Obligation, any reimbursement obligation for any standby letter of credit, any other Letter of Credit and any obligations in respect of banker's and other acceptances or similar obligations.

         "BORROWER" has the meaning assigned in the first paragraph of this Agreement.

         "BUDGET" has the meaning assigned to such term in SECTION 5.3.7.

         "BUSINESS CONDITION" means the financial condition, business, and assets of a Person.

         "BUSINESS DAY" means (i) for all purposes other than as covered by clause (ii) below, any day on which banks in Boston, Massachusetts or San Francisco, California are not authorized or required by applicable law to close; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Libor Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

         "CAPITAL EXPENDITURES" means all expenditures paid or incurred by the Borrower or any Subsidiary in respect of (i) the acquisition, construction, improvement or replacement of land,

                                      4
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buildings, machinery, equipment, any other fixed assets or leaseholds and
(ii) to the extent related to and not included in (i) above, materials, contract labor and direct labor, which expenditures have been or should be, in accordance with GAAP, capitalized on the books of the Borrower or such Subsidiary. Where a fixed asset is acquired by a lease which is required to be capitalized pursuant to Statement of Financial Accounting Standards number 13 or any successor thereto, the amount required to be capitalized in accordance therewith shall be considered to be an expenditure in the year such asset is first leased.

         "CAPITALIZED LEASE OBLIGATIONS" means all lease obligations which have been or should be, in accordance with GAAP, capitalized on the books of the lessee.

         "CASH EQUIVALENT INVESTMENTS" means any Investment in (i) direct obligations of the United States or any agency, authority or instrumentality thereof, or obligations guaranteed by the United States or any agency, authority or instrumentality thereof, whether or not supported by the full faith and credit of, a right to borrow from or the ability to be purchased by the United States; (ii) commercial paper rated in the highest grade by a nationally recognized statistical rating agency or which, if not rated, is issued or guaranteed by any issuer with outstanding long-term debt rated A or better by any nationally recognized statistical rating agency; (iii) demand and time deposits with, and certificates of deposit and bankers acceptances issued by, any office of the Agent, any Lender or any other bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500,000,000, the outstanding long-term debt of which or of the holding company of which it is a subsidiary is rated A or better by any nationally recognized statistical rating agency; (iv) any short-term note which has a rating of MIG-2 or better by Moody's Investors Service Inc. or a comparable rating from any other nationally recognized statistical rating agency; (v) any municipal bond or other governmental obligation (including without limitation any industrial revenue bond or project note) which is rated A or better by any nationally recognized statistical rating agency; (vi) any other obligation of any issuer, the outstanding long-term debt of which is rated A or better by any nationally recognized statistical rating agency; (vii) any repurchase agreement with any financial institution described in clause (iii) above, relating to any of the foregoing instruments and fully collateralized by such instruments; (viii) shares of any open-end diversified investment company that has its assets invested only in investments of the types described in clause (i) through (vii) above at the time of purchase and which maintains a constant net asset value per share; and (ix) shares of any open-end diversified investment company registered under the Investment Company Act of 1940, as amended, which maintains a constant net asset value per share in accordance with regulations of the Securities & Exchange Commission, has aggregate net assets of not less than $50,000,000 on the date of purchase and either derives at least 95% of its gross income from interest on or gains from the sale of investments of the type described in clauses (i) through (vii), above or has at least 85% of the weighted average value of its assets invested in investments of such types; provided that the purchase of any shares in any particular investment company shall be limited to an aggregate amount owned at any one time of $500,000. Each Cash Equivalent Investment shall have a maturity of less than one year at the time of purchase; provided that the maturity of any repurchase agreement shall be deemed to be the repurchase date and not the maturity of the subject security and that the maturity of any variable or floating rate note subject to prepayment at the option of the holder shall be the period remaining (including any notice period remaining) before the holder is entitled to prepayment.

                                      5
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         "CHANGE OF CONTROL" means, at any time prior to the completion of a
Qualified Initial Public Offering, any one of the following events: (i) any change in the ownership of the Borrower such that the TA and Summit Investors in the aggregate own less than 12.5% or the TA and Summit Investors and Frank Levinson and Jerry S. Rawls in the aggregate own less than 50.1% of the equity interests in the Borrower on a fully-diluted basis or (ii) any decrease in any of the voting rights in the Borrower now held by the TA and Summit Investors such that they cease to collectively hold 12.5% or more or the TA and Summit Investors and Frank Levinson and Jerry Rawls in the aggregate cease to collectively hold 50.1% or more of the voting rights in the Borrower on a fully-diluted basis.

         "CLOSING DATE" means the date on which all of the conditions precedent set forth in SECTION 3.1 of this Agreement have been satisfied or waived and the Term Loan is funded in accordance with this Agreement.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

         "COMMITMENT" means the Lenders' several commitments to make or maintain the Loans as set forth in SECTION 2.1 hereof in the maximum outstanding amount of each Lender's Pro Rata Share of $17,515,000 less the reductions set forth in
SECTION 2.1 and less any reductions and prepayments or repayments of the Term Loan as set forth in SECTION 2.6.

         "COMMONLY CONTROLLED ENTITY" means a Person, whether or not incorporated, which is under common control with the Borrower within the meaning of section 414(b) or (c) of the Code.

         "CONSOLIDATED NET WORTH" means the excess of the total assets of the Borrower and the Subsidiaries over Consolidated Total Liabilities, all determined on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED TOTAL LIABILITIES" means all liabilities of the Borrower and the Subsidiaries which would, in accordance with GAAP on a consolidated basis, be classified as liabilities of a corporation conducting a business the same as or similar to that of the Borrower and any of the Subsidiaries, including, without limitation, any Capitalized Lease Obligations and fixed prepayments of, and sinking fund payments and reserves with respect to, Indebtedness.

         "DEFAULT" means an event or condition which with the giving of notice or lapse of time or both would become an Event of Default.

         "DISCHARGED RIGHTS AND OBLIGATIONS" shall have the meaning assigned to such term in SECTION 9.11.4.

         "DOLLARS" and the sign "$" mean lawful money of the United States of America.

         "EBITDA" means, for any fiscal period, Net Income PLUS, to the extent accounted for in Net Income, Interest Expense, taxes, depreciation, amortization, other non-cash charges and non-recurring extraordinary costs incurred by the Borrower and any Subsidiaries prior to December 31, 1998 in connection with closing of the Loans and the Related Transactions, for such periods determined on an accrual and consolidated basis in accordance with GAAP;

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provided that for the Borrower fiscal quarter ending January 31, 1999, EBITDA shall be the EBITDA for such fiscal quarter multiplied by four, for the Borrower fiscal quarter ending April 30, 1999 EBITDA shall be determined by adding EBITDA for such fiscal quarter and for the Borrower fiscal quarter ending January 31, 1999 and multiplying such sum times two, for the Borrower fiscal quarter ending July 31, 1999 EBITDA shall be determined by adding EBITDA for such fiscal quarter and for the Borrower fiscal quarters ending January 31, 1999 and April 30, 1999 and multiplying each sum times one and one-third and thereafter EBITDA shall be determined for the Borrower fiscal quarter in question and for the immediately preceding three Borrower fiscal quarters.

         "EFFECTIVE PRIME" means the Prime Rate plus one-half of one percent (.50%) per annum; provided, however, that if, at any time on or after the receipt by the Agent of (x) the quarterly financial statements for the Borrower's October 31, 1998 fiscal quarter together with pro forma adjustments reflecting the Related Transactions and the Loans and (y) the Borrower's quarterly financial statements for each subsequent Borrower fiscal quarter provided to the Agent by the Borrower pursuant to SECTION 5.3.3 hereof, the ratio of (a) total Indebtedness for Borrowed Money of the Borrower and its Subsidiaries on a consolidated basis as of the last day of the most recently ended fiscal quarter of the Borrower to (b) EBITDA, is less than or equal to 1.5:1.0, and if and so long as no Event of Default or Default exists and is continuing, Effective Prime shall, subject to the last sentence of this definition, be the Prime Rate; provided, further, however, that if on any date the Borrower would be entitled to an Effective Prime other than the Prime Rate plus .50% except for the fact that a Default exists, the Effective Prime shall not change until the first to occur of (a) such Default becoming an Event of Default and (b) waiver or cure of such Default, at which time the Effective Prime shall be adjusted or remain the same in accordance with the provisions of this definition preceding this further proviso.

         Any change in Effective Prime required pursuant to the foregoing shall become effective on the fifth Business Day after the Agent receives the Borrower's financial statement for the Borrower's fiscal quarter or year-end, as the case may be, in question; provided, however, that each of the above-referenced interest rates shall remain in effect only so long as Borrower qualifies therefor and provided further, however, that interest rate reductions shall become final only on the basis of Borrower's annual audited financial statements and in the event that such annual audited financial statements establish that the Borrower was not entitled to a rate reduction which was previously granted, the Borrower shall, upon written demand by the Agent repay to the Agent for the account of each Lender an amount equal to the excess of interest at the rate which should have been charged based on such annual audited financial statements and the rate actually charged on the basis of Borrower's quarterly financial statement(s) (provided that in the event of a dispute as to the appropriate fiscal quarter as to which any adjustment should be allocated, the decision of the independent accountants of the Borrower shall be made in accordance with GAAP and shall be binding upon the Agent, the Lenders and the Borrower absent manifest error); and provided further, however, that in the event that Borrower fails to provide any financial statement on a timely basis in accordance with SECTION 5.3.3, any interest rate increase payable as a result thereof shall be retroactively effective to the date which is 5 Business Days after the date on which the financial statement in question should have been received by the Agent in accordance with SECTION 5.3.3, and the Borrower shall pay any amount due as a result thereof upon written demand from the Agent. The Agent shall send the Borrower written acknowledgment of each change in the Effective Prime in accordance with the Agent's

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customary procedures as in effect from time to time, but the failure to send such acknowledgment shall have no effect on the effectiveness or applicability of the foregoing provisions of this definition or Borrower's obligations with respect to payment and calculation of interest on Prime Rate Loans.

         "ELIGIBLE RECEIVABLES" means accounts receivable of the Borrower evidencing Indebtedness of Persons to the Borrower for goods actually sold and delivered or services actually performed in the ordinary course of business by the Borrower to or for such Person, as to which goods or services no notice has been received by Borrower from such Person to the effect that such goods or services are not acceptable and which accounts receivable have been outstanding for less than ninety (90) days since their respective due dates (provided that such due dates shall in no event be more than 30 days after receipt by such Person of an invoice for such accounts receivable), but excluding, however, (i) accounts receivable owing by officers, directors, shareholders or employees of Borrower, (ii) accounts receivable with respect to which goods are placed on consignment, guaranteed sale, "bill and hold" or other terms by reason of which the payment by the account debtor may be conditional, (iii) accounts receivable owing by the United States or any agency, department or instrumentality thereof unless such accounts are freely assignable to the Agent under the United States Assignment of Claims Act and the Borrower has separately assigned each such account to the Agent in compliance with such Act, (iv) accounts receivable owing by any Subsidiary or Affiliate of Borrower, (v) accounts receivable with respect to which Borrower or any Subsidiary or Affiliate is liable to the account debtor for goods sold or services provided to Borrower or any Subsidiary or Affiliate by such account debtor to the extent of Borrower's or any Subsidiary's or Affiliate's liability to such account debtor, (vi) accounts receivable which are due and payable to the Borrower from an account debtor located outside the United States of America other than Foreign Receivables, (vii) any accounts receivable as to which the account debtor has claimed any setoff or dispute to the extent of the amount in dispute, (viii) any accounts receivable subject to any Lien other than pursuant to the Security Documents, and other than Permitted Encumbrances, (ix) any accounts receivable owing by any Person which is insolvent and/or the subject of any bankruptcy, receivership or other insolvency proceeding, (x) any accounts receivable deemed by the Agent in the Agent's sole discretion exercised in good faith uncollectible and (xi) any accounts receivable arising out of progress billings and/or bills for customer deposits.

         "EQUITY" means the Investments in Dollars by the New Stockholders in the Borrower, made on or prior to the date of this Agreement in the aggregate amount of not less than $25,000,000 as set forth in EXHIBIT 1.1.

         "EQUITY DOCUMENTS" means, collectively, all documents entered into by the Borrower, the Old Stockholders and/or any of the New Stockholders in connection with the investment of the Equity.

         "ERISA" means the Employee Retirement Income Security Act of 1974 as amended from time to time.

         "EVENTS OF DEFAULT" has the meaning assigned to that term in SECTION
6.1 of this Agreement.

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         "EXHIBIT" means, when followed by a letter, the exhibit attached to this Agreement bearing that letter and by such reference fully incorporated in this Agreement.

         "FEDERAL FUNDS RATE" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/16th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York, PROVIDED that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next succeeding Business Day as so published, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent in its discretion exercised in good faith.

         "FINANCING DOCUMENTS" means, collectively, this Agreement, each Note, the Security Documents, the Side Letter, the Post-Closing Letter, any agreement with any Lender providing any interest rate protection arrangement and each other agreement, instrument or document now or hereafter executed in connection herewith or therewith.

         "FOREIGN RECEIVABLES" means accounts receivable which are due and payable to the Borrower from an account debtor located outside the United States of America and which account debtor is approved in writing by the Agent and/or which accounts receivable are supported by a letter of credit issued by a financial institution acceptable to the Agent.

         "GAAP" means generally accepted accounting principles in effect from time to time in the United States of America.

         "HAZARDOUS MATERIAL" shall mean any substance or material defined or designated as a hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or other similar term, by any United States federal, state or local environmental statute, regulation or ordinance.

         "INDEBTEDNESS" means, without duplication for any Person, (i) all indebtedness or other obligations of said Person for Borrowed Money or for the deferred purchase price of property or services, including, without limitation, all reimbursement obligations of said Person with respect to standby and/or documentary letters of credit, (ii) all indebtedness or other obligations of any other Person ("Other Person") for Borrowed Money or for the deferred purchase price of property or services, the payment or collection of which said Person has guaranteed (except by reason of endorsement for deposit or collection in the ordinary course of business) or in respect of which said Person is liable, contingently or otherwise, including, without limitation, liable by way of agreement to purchase or lease, to provide funds for payment, to supply funds to purchase, sell or lease property or services primarily to assure a creditor of such Other Person against loss or otherwise to invest in or make a loan to the Other Person, or otherwise to assure a creditor of such Other Person against loss, (iii) all indebtedness or other obligations of any Person for Borrowed Money or for the deferred purchase price of property or services secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property owned by said Person, whether or not said Person has assumed or become liable for the payment of such indebtedness or obligations,

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(iv) Capitalized Lease Obligations of said Person and (v) obligations of such
Person under contracts pursuant to which such Person has agreed to purchase interest rate protection or swap interest rate obligations. In no event shall "Indebtedness" include (a) obligations in respect of leases property classified as operating leases in accordance with GAAP, (b) any obligations properly classified as trade payables in accordance with GAAP, or (c) any obligations of any Person that would not appear on such Person's balance sheet or would not be properly classified as contingent obligations in accordance with GAAP.

         "INTEREST ADJUSTMENT DATE" means (i) as to any Prime Rate Loan to be converted to a Libor Loan the Business Day elected by the Borrower in its applicable Interest Rate Election, but being not less than three (3) Business Days after the receipt by the Agent before 1:00 o'clock P.M. on a Business Day of an Interest Rate Election electing the Libor Rate as the interest rate on such Loan; and (ii) as to any Libor Loan, the last Business Day of the Interest Period pertaining to such Libor Loan.

         "INTEREST EXPENSE" means, with respect to any fiscal quarter, the aggregate amount required to be accrued by the Borrower and any Subsidiaries in such fiscal quarter for interest, fees, charges and expenses, however characterized, on its Indebtedness, including, without limitation, all such interest, fees, charges and expenses required to be accrued with respect to Indebtedness under the Financing Documents (excluding those fees and expenses incurred by the Borrower prior to the Closing Date (even if paid subsequent to the Closing Date) in connection with the negotiation and closing of the financing transactions contemplated by the Financing Documents, including the fees of counsel to the Agent and appraisal or audit fees all determined in accordance with GAAP.

         "INTEREST PERIOD" means:

         With respect to each Libor Loan:

                (i) initially, the period commencing on the date of such Libor Loan and ending one, three or six or such greater number of months thereafter as may be acceptable to all of the Lenders and as the Borrower may elect in the applicable Interest Rate Election and subject to SECTION 2.9; and

                (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Libor Loan and ending one, three or six or such greater number of months thereafter as may be acceptable to the Majority Lenders and as the Borrower may elect in the applicable Interest Rate Election and subject to SECTION 2.9;

         PROVIDED THAT clauses (i) and (ii) of this definition are subject to the following:

         (A) any Interest Period (other than an Interest Period determined pursuant to clause (C) below) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

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         (B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (C) below, end on the last Business Day of a calendar month; and

         (C) for the Term Loan, no Interest Period shall end after the Term Loan Repayment Date and for the Revolving Credit Loan, no Interest Period shall end after the Revolving Credit Repayment Date; and

         (D) with respect to all Libor Loans, no more than six (6) Interest Periods may be in effect at any time.

         "INTEREST RATE ELECTION" means the Borrower's irrevocable telecopied or telephonic notice of election, which shall be promptly confirmed by a written notice of election that Effective Prime or the Libor Rate shall apply to all or any portion of the Loans, which shall, subject to this Agreement, be effective on the next Interest Adjustment Date, such telecopied or telephonic notice and written confirmation thereof to be in the form of EXHIBIT 1.4 and to be received by the Agent prior to 1:00 o'clock P.M. on a Business Day and at least three (3) Business Days prior to an Interest Adjustment Date in the case of a Libor Loan, and by 1:00 o'clock P.M. on an Interest Adjustment Date in the case of a Prime Rate Loan (or four (4) Business Days in the case of an Interest Rate Election as to which the consent of the Lenders is required), each such Interest Rate Election, subject to the terms of this Agreement to apply to the Advance or the Loan referred to in such Interest Rate Election or to effect a change in the interest rate on the applicable portion of the Loans then outstanding, as applicable, with respect to which such Interest Rate Election was made, such change to occur on the Interest Adjustment Date next succeeding receipt of such Interest Rate Election by the Agent. Any Interest Rate Election received by the Agent after 1:00 o'clock P.M. on a Business Day shall be deemed, for all purposes of this Agreement to have been received prior to 1:00 o'clock P.M. on the next succeeding Business Day.

         "INVESTMENT" means any investment in any Person whether by means of a purchase of capital stock, notes, bonds, debentures or other evidences of Indebtedness and/or by means of a capital or partnership contribution, loan, deposit, advance or other means, excluding amounts due from customers for services or products delivered or sold in the ordinary course of business.

         "LENDER" means Fleet, or any financial institution which hereafter becomes a party hereto pursuant to the terms of SECTION 9.11, each in their individual capacity, and "Lenders" means Fleet, and each of such financial institutions.

         "LETTER OF CREDIT" means an irrevocable stand-by or commercial letter of credit issued by the Agent for the account of the Borrower pursuant to a Letter of Credit Agreement subject to and in accordance with this Agreement.

         "LETTER OF CREDIT AGREEMENT" means an application and agreement for stand-by or commercial letter of credit in such form as may at any time be customarily required by the Agent for its issuance of stand-by or commercial letters of credit.

         "LIBOR LOAN" means any portion of any Loan bearing interest at the Libor Rate.

    "LIBOR RATE" means, for any Interest Period, the Adjusted Libor Rate in effect on the first day of such Interest Period (subject to adjustment as provided in the definition of Adjusted Libor Rate) plus the Applicable Margin for Libor Loans from time to time in effect.

    "LIEN" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or other security agreement or similar arrangement of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement and any Capitalized Lease Obligation) having substantially the same economic effect as any of the foregoing.

    "LOANS" and "LOAN" means at any time the outstanding principal amount of Indebtedness owed to the Lenders or to any lender, as the context may require pursuant to this Agreement.

    "MAJORITY LENDERS" means Lenders holding an aggregate Pro Rata Share of the outstanding principal balance of the Loans in an amount equal to or in excess of 66.67% of the total outstanding principal balance of the Loans and if there is no outstanding principal balance of the Loans, Lenders having at least 66.67% of the Commitment.

    "MATERIAL ADVERSE EFFECT" means material adverse effect on (i) the ability of the Borrower and any Subsidiaries taken as a whole to fulfill their obligations under any of the Financing Documents or (ii) the Business Condition of the Borrower and any Subsidiaries taken as a whole.

    "MULTIEMPLOYER PLAN" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

    "NET INCOME" means, for any fiscal period, the net after tax income
(loss) of the Borrower and any Subsidiaries for such period determined on an accrual and consolidated basis in accordance with GAAP.

    "NET OUTSTANDING AMOUNT OF ELIGIBLE RECEIVABLES" means the net amount of Eligible Receivables outstanding after eliminating from the aggregate amount of outstanding Eligible Receivables all payments, adjustments and credits applicable thereto.

    "NET OUTSTANDING AMOUNT OF FOREIGN RECEIVABLES" means the net amount of Foreign Receivables outstanding after eliminating from the aggregate amount of outstanding Foreign Receivables all payments, adjustments and credits applicable thereto.

    "NEW STOCKHOLDERS" means the TA and Summit Investors, Frank Levinson, Jerry S. Rawls and the other Persons who exercise their options in common stock of the Borrower concurrently with the closing of the Related Transactions and their Affiliates.

    "NOTE" means any promissory note of the Borrower payable to the order of a Lender and substantially in the form of EXHIBIT 1.5 or EXHIBIT 1.6 and evidencing all or a portion of the Loan and "Notes" means all of the Notes, collectively.

    "OBLIGATIONS" mean any and all Indebtedness, obligations and liabilities of Borrower and/or any Subsidiaries under any of the Financing Documents to any one or more of the

Lenders and/or the Agent of every kind and description, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising, including, without limitation, all Loans, interest, taxes, fees, charges, and expenses under the Financing Documents and attorneys' fees chargeable to the Borrower and/or any Subsidiaries or incurred by any of the Lenders (subject to the terms hereof) and/or the Agent under any of the Financing Documents.

    "OFFICER'S CERTIFICATE" means a certificate signed by an Authorized Representative and delivered to the Agent on behalf of the Lenders.

    "OLD STOCKHOLDERS" means Frank Levinson, Jerry S. Rawls and those Persons who held options for common stock of the Borrower prior to Closing of the Related Transactions and their Affiliates.

    "OTHER TAXES" has the meaning assigned to such terms in SECTION
2.5.3.2(b).

    "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to subtitle A of Title IV of ERISA.

    "P.M." means a time from and including 12 o'clock noon on any Business Day to the end of such Business Day using Eastern Standard (Daylight Savings) time.

    "PERMITTED ENCUMBRANCES" means each Lien granted pursuant to any of the Security Documents, those Liens, security interests and defects in title permitted under SECTION 5.2.1 and those Liens listed on EXHIBIT 1.8 hereto.

    "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

    "PLAN" means an employee benefit plan as defined in Section 3(3) of ERISA maintained for employees of the Borrower or any Commonly Controlled Entity.

    "POST-CLOSING LETTER" means that certain letter agreement between the Borrower and the Agent dated the Closing Date and listing certain post-closing actions to be completed by the Borrower.

    "PREMISES" has the meaning assigned to such term in SECTION 4.1.21.1.

    "PRIME RATE" means the higher of (i) the floating rate of interest per annum designated from time to time by the Agent as being its "prime rate" of interest, such interest rate to be adjusted on the effective date of any change thereof by the Agent, it being understood that such rate of interest may not be the lowest rate of interest from time to time charged by the Agent and (ii) the Federal Funds Rate plus one-half percent (.50%), such interest rate to be adjusted on the effective date of any change thereof.

    "PRIME RATE LOAN(S)" means any portion of the Loans bearing interest at Effective Prime.

    "PROJECTIONS" means the Borrower's written projections of Borrower's future performance for the period ending on the Revolving Credit Repayment Date on a consolidated basis delivered to the Agent prior to the Closing and attached to this Agreement as EXHIBIT 1.12.

    "PRO RATA SHARE" means (i) with respect to the Commitment, each Lender's percentage share of the Commitment as set forth immediately opposite such Lender's name on EXHIBIT 1.9, and (ii) with respect to the Loans, each Lender's percentage share of the aggregate outstanding principal balance of the Loans and "Pro Rata Shares" means such percentage shares of the Lenders.

    "QUALIFIED INITIAL PUBLIC OFFERING" means the Borrower and/or any Subsidiary filing a Form S-1 or any other form of registration statement then available for registration with the Securities and Exchange Commission or otherwise conducting an initial public offering of any class of the Borrower's or any Subsidiary's securities, which such offering generates $20,000,000 or more in net proceeds for the account of the Borrower or a Subsidiary, as the case may be.

    "REFERENCE LENDER(S)" means the Agent unless the Agent resigns said responsibility, at which time and thereafter such term means one or two Lenders selected in good faith by the Agent in its discretion from time to time (and not with a view to maximizing rate quotes) as a reference lender for purposes of determining the Adjusted Libor Rate.

    "RELATED TRANSACTIONS" means the Borrower's receipt of the Equity, the Borrower's repurchase of certain capital stock from certain of the Old Stockholders on or prior to the Closing Date and the Borrower's issuance of capital stock to the New Stockholders, the completion (unless waived) of the conditions precedent to the Borrower's receipt of the Equity as set forth in the Related Transaction Documents, the repayment of certain outstanding Indebtedness for Borrowed Money of the Borrower, the repurchase by the Borrower on or after the Closing Date for up to an aggregate of $1,000,000 of capital stock of the Borrower from its employee stockholders in accordance with the Related Transaction Documents and any other transactions described in the Related Transaction Documents.

    "RELATED TRANSACTION DOCUMENTS" means the documents listed on EXHIBIT 1.2.

    "REPORTABLE EVENT" shall have the meaning assigned to that term in
Section 4043 of ERISA for which the requirement of 30 days' notice to the PBGC has not been waived by the PBGC.

    "REQUEST" means a written request for the Loans in the form of EXHIBIT 1.10, received by the Agent on behalf of the Lenders from the Borrower in accordance with this Agreement, specifying the date on which the Borrower desires such Loans and the disbursement instructions of the Borrower with respect thereto.

    "REVOLVING CREDIT LOAN" means the revolving credit loans to be made by the Lenders to the Borrower from time to time in the maximum outstanding principal amount of the Revolving Credit Loan Commitment, all subject and pursuant to SECTION 2.1.0.

    "REVOLVING CREDIT LOAN COMMITMENT" means the Lenders' several commitments to make Revolving Credit Loans to the Borrower in accordance with SECTION
2.1.0 and this Agreement and in the maximum outstanding amount of each Lender's Pro Rata Share of $6,500,000, as such amount may be reduced pursuant to SECTION 2.6.4.

    "REVOLVING CREDIT LOAN FORMULA AMOUNT" an amount equal to the sum of (i) eighty percent (80%) of the Net Outstanding Amount of Eligible Receivables, PLUS (ii) fifty percent (50%) of the Net Outstanding Amount of Foreign Receivables, PLUS (iii) one hundred percent (100%) of the Net Outstanding Amount of Eligible Receivables supported by a letter of credit from a financial institution reasonably acceptable to the Agent (without in each case any duplication such as including amounts in more than one of (i), (ii) or (iii) above).

    "REVOLVING CREDIT NOTE" means each revolving credit note of the Borrower, payable to the order of a Lender in the form of EXHIBIT 1.5 hereto evidencing the Indebtedness of the Borrower to such Lender with respect to the Revolving Credit Loan.

    "REVOLVING CREDIT REPAYMENT DATE" means the earlier to occur of (i) October 31, 2003 and (ii) such earlier date on which the Revolving Credit Loan becomes due and payable pursuant to the terms hereof

    "SECTION" means, when followed by a number, the section or subsection of this Agreement bearing that number.

    "SECURITY DOCUMENTS" means any and all documents, instruments and agreements now or hereafter providing security for the Loans and any other Indebtedness of the Borrower or any Subsidiary to any of the Lenders and/or the Agent, including without limitation the following documents, instruments and agreements between the Agent and the Borrower or any Subsidiary; any deeds of trust or mortgages on real property interests (fee, leasehold and easement) of the Borrower and any Subsidiary granting Liens thereon; landlord lien waivers and consents as may be reasonably requested by the Agent; security agreements granting first Liens (subject to Permitted Encumbrances, as applicable) on all Borrower's and any Subsidiary's fixtures and tangible and intangible personal property including without limitation patents, trademarks, copyrights, service marks and applications therefor and notices thereof; collateral assignments of Borrower's and any Subsidiary's contracts, licenses, permits, easements and leases; collateral assignments of life insurance; any guaranty by a Subsidiary; any pledge of the capital stock of any Subsidiary; casualty and liability insurance policies providing coverage to the Agent for the benefit of the Lenders, UCC-1 financing statements or similar filings perfecting the above-referenced security interests, pledges and assignments, all as executed, delivered to and accepted by the Agent on or prior to the Closing Date or subsequent to the Closing Date as may be required by this Agreement, as any of the foregoing may be amended in writing by the Agent and Borrower and any other party or parties thereto.

    "SELLING LENDER" shall have the meaning assigned to such term in SECTION 9.11.1.

    "SIDE LETTER" means that certain side letter of even date with this Agreement between the Borrower and the Agent regarding certain fees payable by the Borrower as same may hereafter be amended or supplemented.

    "SINGLE EMPLOYER PLAN" means any Plan as defined in Section 4001(a)(15) of ERISA.

    "STOCKHOLDERS" means, collectively, the Old Stockholders and the New Stockholders.

    "SUBSIDIARY" means any corporation or entity other than the Borrower of which more than 50% of the outstanding capital stock or voting interests or rights having ordinary voting power to elect a majority of the board of directors or other managers of such entity (irrespective of whether or not at the time capital stock or voting interests or rights of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the Borrower or by the Borrower and/or one or more Subsidiaries or the management of which corporation or entity is under control of the Borrower and/or any other Subsidiary, directly or indirectly through one or more Persons and any other Person which, under GAAP, should at any time for financial reporting purposes be consolidated or combined with the Borrower and/or any other Subsidiary.

    "SUBSTITUTED LENDER" has the meaning set forth in SECTION 9.11 hereof.

    "SUBSTITUTION AGREEMENT" has the meaning assigned to such term in SECTION 9.11.1.

    "TA AND SUMMIT INVESTORS" means any venture capital or other fund or entity for which TA Associates, Inc., a Delaware corporation, or Summit Partners LLC and/or one or more general partners of TA Associates, Inc. or Summit Partners LLC directly or indirectly through one or more intermediaries serves as general partner, manager or in a like capacity.

    "TAXES" has the meaning set forth in SECTION 2.5.3.2(a) hereof.

    "TERM LOAN" means the term loan in the aggregate principal amount of $11,015,000 to be made or maintained by the Lenders pursuant to SECTION 2.1.1 hereof.

    "TERM NOTE" means a term note of the Borrower payable to the order of a Lender in the form of Exhibit 1.6 hereto evidencing the Indebtedness of the Borrower to such Lender with respect to the Term Loan.

    "TERM LOAN REPAYMENT DATE" means the earlier to occur of (i) October 31, 2003 and (ii) such earlier date on which the Term Loan becomes due and payable pursuant to the terms hereof.

    "TOTAL DEBT SERVICE" means, at any date of determination, the sum of (i) Interest Expense for the Borrower fiscal quarter in question and for the immediately preceding three Borrower fiscal quarters and (ii) scheduled and mandatory principal payments on Borrower's Indebtedness for Borrowed Money for the Borrower fiscal quarter in question and the immediately succeeding three Borrower fiscal quarters or, if greater, the total amount of Borrower's Indebtedness for Borrowed Money divided by four (4), but excluding any mandatory payments of principal required pursuant to SECTIONS 2.6.1.3 and 2.6.1.4.

    "UNUSED FEES" has the meaning assigned to such term in SECTION 2.2.2.

    Section 1.2. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, calculations of amounts for the purposes of calculating any financial covenants or ratios hereunder shall be made in accordance with GAAP applied on a basis consistent with those used in the Borrower's financial statements referred to in SECTION
4.1.5 (other than departures therefrom not material in their impact), and all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP (except, in the case of unaudited financial statements, the absence of footnotes and that such statements are subject to changes resulting from year-end adjustments made in accordance with GAAP), unless otherwise agreed to by the Agent.

    Section 1.3. OTHER TERMS. References to "Articles", "Sections", "subsections" and "Exhibits" shall be to Sections, subsections and Exhibits of this Agreement unless otherwise specifically provided. In this Agreement, "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include the other genders; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Financing Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

                                ARTICLE 2.

                      AMOUNT AND TERMS OF THE LOANS

    Section 2.1.   THE LOANS.

         Section 2.1.0. THE REVOLVING CREDIT LOANS. Each of the Lenders severally agrees, subject to the terms and conditions of this Agreement including without limitation Borrower's compliance with SECTION 3.1.1.20, to make Advances of Revolving Credit Loans to the Borrower in a minimum aggregate amount of Advances from the Lenders pursuant to any Request of $100,000 and an integral multiple of $50,000 thereafter from time to time after receipt by the Agent from time to time before the Revolving Credit Repayment Date of, and at the times provided for in, a Request and an Interest Rate Election from the Borrower in accordance with this Agreement, during the period commencing on the Closing Date and ending on the Business Day immediately preceding the Revolving Credit Repayment Date, in an aggregate principal amount at any one time outstanding not to exceed the lesser of (i) such Lender's Pro Rata Share of the Revolving Credit Loan Formula Amount and (ii) such Lender's Pro Rata Share of the Revolving Credit Loan Commitment less, in each case, such Lender's Pro Rata Share of the aggregate amount of the outstanding stated amount of any Letter of Credit or Letter of Credit Agreement, and any unreimbursed amounts thereunder.

    Promptly after receipt of a Request and Interest Rate Election, Agent shall notify each Lender by telephone, telex or telecopy of the proposed borrowing. Subject to the immediately preceding paragraph, each Lender agrees that after its receipt of notification from Agent of Agent's receipt of a Request and Interest Rate Election, such Lender shall send its Pro Rata Share (or such portion thereof as may be necessary to provide Agent with such Pro Rata Share in Dollars and in immediately available funds, without consideration or use of any contra accounts of any Lender) of the requested Loan by wire transfer to Agent so that Agent receives such Pro Rata Share in Dollars and in immediately available funds not later than 12:00 P.M. (Boston, Massachusetts time) on the first day of the Interest Period for any such requested Libor Loan and on the Business Day for such Advance set forth in Borrower's Request for any such requested Prime Rate Loan, and Agent shall advance funds to the Borrower by depositing such funds in Borrower's account with the Agent upon Agent's receipt of such Pro Rata Shares in the amount of the Pro Rata Shares of such Loan in Agent's possession. Unless Agent shall have been notified by any Lender (which notice may be telephonic if confirmed promptly in writing) prior to the first day of the Interest Period in respect of any Loan which such Lender is obligated to make under this Agreement, that such Lender does not intend to make available to Agent such Lender's Pro Rata Share of such Loan on such date, Agent may assume that such Lender has made such amount available to Agent on such date and Agent in its sole discretion may, but shall not be obligated to, make available to the Borrower a corresponding amount on such date. If such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount from such Lender promptly upon demand by Agent together with interest thereon, for each day from such date until the date such amount is paid to Agent, at the Federal Funds Rate for three (3) Business Days and thereafter at the interest rate on the Loan in question. If such Lender does not pay such corresponding amount forthwith upon Agent's demand therefor, Agent shall promptly notify the Borrower and the Borrower shall promptly pay such corresponding amount to Agent. Nothing contained in this Section shall be deemed to relieve any Lender from its obligation to fulfill its obligations hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

    Throughout the term of the Revolving Credit Loans, the Revolving Credit Loan Commitment and principal amount of the Revolving Credit Loans may, at the Borrower's option, be made available to the Borrower prior to the Revolving Credit Repayment Date by issuance of Letters of Credit having an expiration date prior to the earlier to occur of (a) the first anniversary date of the date of issuance of any such Letter of Credit or (b) three (3) Business Days prior to the Revolving Credit Repayment Date, reasonably promptly after submission by the Borrower to the Agent of a Letter of Credit Agreement, duly completed and executed by the Borrower and otherwise in form and substance satisfactory to the Agent. The Borrower shall pay upon demand by the Agent such fees and costs as the Agent and/or the Lenders may from time to time establish for issuance, transfer, amendment and negotiation of each Letter of Credit. In the event that the Borrower shall fail to reimburse the Agent under any Letter of Credit or Letter of Credit Agreement, and any outstanding Indebtedness of the Borrower relating thereto, the Agent shall promptly notify each Lender of the unreimbursed amount together with accrued interest thereon, and each Lender agrees to purchase, and it shall be deemed to have purchased, a participation in such Letter of Credit or Letter of Credit Agreement and such indebtedness in an amount equal to its Pro Rata Share of the unpaid amount together with unpaid interest thereon. Upon one
(1) Business Day's notice from the Agent, each Lender shall deliver to the Agent an amount equal to its respective participation in same day funds, at the place and on the date and by the time notified by the Agent. The obligation of each Lender to deliver to the Agent an amount equal to its respective participation pursuant to the foregoing sentence shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or the failure to satisfy any condition set forth in Article III of this Agreement.

    As soon as is practicable following the close of each month after the Closing Date and in any event within fifteen (15) days thereafter, the Borrower will submit to the Agent a borrowing base certificate in the form of
EXHIBIT 2.1.0 or on such other form as the Agent may from time to time prescribe, which certificate shall contain information reasonably adequate to identify accounts receivable which the Borrower wishes to include in Eligible Receivables and/or Foreign Receivables. During the continuance of a Default or Event of Default, the Borrower shall also, if the Agent so requests, accompany such information with assignments of accounts in form and substance satisfactory to the Agent which assignments shall give the Agent full power to collect, compromise or otherwise deal with the assigned accounts as the sole owner thereof (provided that prior to an Event of Default, the Agent agrees to take no action with respect to the foregoing assignments). Concurrently with each of such reports, and immediately if material in amount, the Borrower shall notify the Agent of each return or adjustment, rejection, repossession or loss, theft or damage of or to merchandise represented by Eligible Receivables and/or Foreign Receivables or any other collateral for any Indebtedness of the Borrower to the Agent and of any credit, adjustment or dispute arising in connection with the goods or services represented by Eligible Receivables and/or Foreign Receivables. All payments on Eligible Receivables and/or Foreign Receivables and all adjustments and credits with respect thereto, whether unilateral, negotiated or otherwise, shall be immediately reflected in the Net Outstanding Amount of Eligible Receivables and/or the Net Outstanding Amount of Foreign Receivables.

         Section 2.1.1. TERM LOANS. Each of the Lenders severally agrees, subject to the terms and conditions of this Agreement, to make a Term Loan to the Borrower in the amount of its respective Pro Rata Share of $10,800,000. Borrower shall pay on the last day of each calendar quarter ending on or in between the dates set forth below the amount of the Term Loans set forth immediately opposite such dates below:


                                                Quarterly Payments
                                                ------------------
         Repayment Dates                              Amount
         ---------------                              ------
         April 30, 2001                         $  275,375
         July 31, 2001                          $  275,375
         October 31, 2001                       $  275,375
         January 31, 2002                       $  275,375
         April 30, 2002                         $  826,125
         July 31, 2002                          $  826,125
         October 31, 2002                       $  826,125
         January 31, 2003                       $  826,125
         April 30, 2003                         $1,652,250
         July 31, 2003                          $1,652,250
         October 31, 2003                       $1,652,250


                                       19

         Term Loan                              greater of $1,652,250 and
         Repayment Date                         entire outstanding
                                                principal amount of the
                                                Term Loan

    Section 2.2.  INTEREST AND FEES ON THE LOANS.

         Section 2.2.1. INTEREST. Interest shall accrue and be paid currently on the Loans at Effective Prime or the Libor Rate for each of the Loans' Interest Periods in accordance with the Borrower's Interest Rate Elections for the Loans subject to and in accordance with the terms and conditions of this Agreement and the Note(s); provided that if a Default or an Event of Default exists and is continuing, no Interest Rate Election electing the Libor Rate shall be effective and any Loan or portion thereof with respect to which any such Interest Rate Election would otherwise have beer! effective shall bear interest at Effective Prime or the Libor Rate, as applicable plus, so long as an Event of Default exists and is continuing, two percent (2.00%); all of the foregoing being applicable until such Default or Event of Default is cured or waived and an Interest Rate Election electing the Libor Rate for such Loan or portion thereof which is effective in accordance with this Agreement is submitted to the Agent; and provided further that the Borrower shall submit Interest Rate Elections so that on any date on which under
SECTION 2.1.1 a regularly scheduled payment of principal of the Term Loans is to be made, at least the amount of the Term Loans to be so repaid is bearing interest at Effective Prime and/or such payment date is an Interest Adjustment Date for outstanding Libor Loans in such amount of the Term Loans. Upon the occurrence and during the continuance of any Event of Default, each Prime Rate Loan shall bear interest, payable on demand, at a floating interest rate per annum equal to two percent (2.0%) above Effective Prime and each Libor Loan shall bear interest at the Libor Rate plus two percent(2.0%) per annum. The Borrower shall pay such interest to the Agent for the pro rata account of each Lender in arrears on the Loans (including without limitation Libor Loans) outstanding from time to time after the Closing Date, such payments to be made, with respect to Libor Loans with Interest Periods of three months or less on each Interest Adjustment Date for such Loans, and with respect to Libor Loans with Interest Periods of more than three months and with respect to Prime Rate Loans, quarterly on the last Business Day of each calendar quarter of each year commencing December 31, 1998. In the event no Interest Rate Election has been made by the Borrower with respect to any Loan or Advance (or an Interest Rate Election shall have expired without an effective substitute Interest Rate Election), Effective Prime shall be the rate applicable to such Loan or Advance. All provisions of each Note and any other agreements between the Borrower and the Lenders are expressly subject to the condition that in no event, whether by reason of acceleration of maturity of the Indebtedness evidenced by any Note or otherwise, shall the amount paid or agreed to be paid to the Lenders which is deemed interest under applicable law exceed the maximum permitted rate of interest under applicable law (the "Maximum Permitted Rate"), which shall mean the law in effect on the date of this Agreement, except that if there is a change in such law which results in a higher Maximum Permitted Rate, then each Note shall be governed by such amended law from and after its effective date. In the event that fulfillment of any provision of any Note, or this Agreement or any document, instrument or agreement providing security for any Note results in the rate of interest charged under any Note being in excess of the Maximum Permitted Rate, the obligation to be fulfilled shall automatically be reduced to eliminate such excess. If, notwithstanding the foregoing, any Lender receives an amount which under applicable law would cause the interest rate under any Note to exceed the Maximum Permitted Rate, the portion thereof which would be excessive shall automatically be deemed a prepayment of and be applied to the unpaid principal balance of such Note to the extent of then outstanding Prime Rate Loans and not a payment of interest and to the extent said excessive portion exceeds the outstanding principal amount of Prime Rate Loans, said excessive portion shall be repaid to the Borrower.

         Section 2.2.2. FEES. On the last Business Day of each April, July, October and January commencing January 31, 1999 and continuing through the Revolving Credit Repayment Date, the Borrower shall pay to the Agent for the pro rata account of each Lender, a fee in an amount equal to .625% per annum of the amount, if any, by which the average actual daily (on the basis of a year of 365 or 366 days, as applicable, for the actual number of days elapsed) amount of the Revolving Credit Loan Commitment for the quarterly period just ended (or in the case of the first such payment, the period from the Closing Date to the date such payment is due) exceeds the sum of (x) the average of the actual daily outstanding principal balances of the Revolving Credit Loans PLUS (y) the average of the actual daily aggregate amount of the outstanding stated amount of any Letters of Credit or Letter of Credit Agreements, and any unreimbursed amounts thereunder; provided, however, that if at any time after the receipt by the Agent of (x) the quarterly financial statements for the Borrower's October 31, 1998 fiscal quarter together with pro forma adjustments reflecting the Related Transactions and the Loans and
(y) the Borrower's quarterly financial statements for each subsequent Borrower fiscal quarter provided to the Agent by the Borrower pursuant to
SECTION 5.3.3 hereof, the ratio of (a) total Indebtedness for Borrowed Money of the Borrower and its Subsidiaries on a consolidated basis as of the last day of the most recently ended fiscal quarter of the Borrower to (b) EBITDA,
(i) is less than or equal to 1.5:1.0 and greater than .5:1.0 and if and so long as no Event of Default or Default exists and is continuing, the Borrower shall pay to the Agent for the pro rata account of each Lender a fee in an amount equal to .50% per annum of the amount, if any, by which the average actual daily (on the basis of a year of 365 or 366 days, as applicable, for the actual number of days elapsed) amount of the Revolving Credit Loan Commitment for the quarterly period just ended (or in the case of the first such payment, the period from the Closing Date to the date such payment is due) exceeds the sum of (x) the average of the actual daily outstanding principal balances of the Revolving Credit Loans PLUS (y) the average of the actual daily aggregate amount of the outstanding stated amount of any Letters of Credit or Letter of Credit Agreements, and any unreimbursed amounts thereunder; or (ii) is less than or equal to .5:1.0 and if and so long as no Event of Default or Default exists and is continuing, the Borrower shall pay to the Agent for the pro rata account of each Lender a fee in an amount equal to .375% per annum of the amount, if any, by which the average actual daily (on the basis of a year of 365 or 366 days, as applicable, for the actual number of days elapsed) amount of the Revolving Credit Loan Commitment for tile quarterly period just ended (or in the case of the first such payment, the period from the Closing Date to the date such payment is due) exceeds the sum of (x) the average of the actual daily outstanding principal balances of the Revolving Credit Loans PLUS (y) the average of the actual daily aggregate amount of the outstanding stated amount of any Letters of Credit or Letter of Credit Agreements, and any unreimbursed amounts thereunder (the "Unused Fees"). In addition, the Borrower shall pay to the Agent for its own account certain fees as specified in the Side Letter.

         Section 2.2.3. INCREASED COSTS - CAPITAL. If, after the date hereof, any Lender shall have reasonably determined in good faith that the adoption after the date hereof of any applicable law, governmental rule, regulation or order regarding capital adequacy of banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or such Lender's holding company with any policy, guideline, directive or request regarding capital adequacy (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or such Lender's holding company as a consequence of the obligations hereunder of such Lender to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or such Lender's holding company with respect to capital adequacy immediately before such adoption, change or compliance and assuming that the capital of such Lender or such Lender's holding company was fully utilized prior to such adoption, change or compliance) by an amount reasonably deemed in good faith by such Lender to be material, then such Lender shall notify the Agent and the Borrower thereof and the Borrower shall pay to the Agent for the account of such Lender from time to time as specified by such Lender such additional amounts as shall be sufficient to compensate such Lender for such reduced return, each such payment to be made by the Borrower within five (5) Business Days after each demand by such Lender; provided that the liability of the Borrower to pay such costs shall only accrue with respect to costs accruing from and after the 180th day prior to the date of each such demand. A certificate in reasonable detail of one of the officers of such Lender describing the event giving rise to such reduction and setting forth the amount to be paid to such Lender hereunder and a computation of such amount shall accompany any such demand and shall, in the absence of manifest error, be conclusive. In determining such amount, such Lender shall act reasonably in good faith and will use any reasonable averaging and attribution methods. If the Borrower shall, as a result of the requirements of this SECTION 2.2.3, above, be required to pay any Lender the additional costs referred to above and the Borrower, in its sole discretion, shall deem such additional amounts to be material, the Borrower shall have the right to substitute another bank reasonably satisfactory to the Agent for such Lender which has certified the additional costs to the Borrower, and the Agent shall use reasonable efforts at no cost to the Agent to assist the Borrower to locate such substitute bank. Any such substitution shall take place in accordance with SECTION 9.11 and shall otherwise be on terms and conditions reasonably satisfactory to the Agent, and until such time as such substitution shall be consummated, the Borrower shall continue to pay such additional costs. Upon any such substitution, the Borrower shall pay or cause to be paid to the Lender that is being replaced, all principal, interest (to the date of such substitution) and other amounts owing hereunder to such Lender and such Lender will be released from liability hereunder.

    Section 2.3. NOTATIONS. At the time of (i) the making of each Advance evidenced by any Note, (ii) each change in the interest rate under any Note effected as a result of an Interest Rate Election, and (iii) each payment or prepayment of any Note, each Lender may enter upon its records an appropriate notation evidencing (a) such Lender's Pro Rata Share of the Loans and (b) the interest rate and Interest Adjustment Date applicable thereto or (c) such payment or prepayment (voluntary or involuntary) of principal and (d) in the case of payments or prepayments (voluntary or involuntary) of principal, the portion of the applicable Loan which was paid or prepaid. No failure to make any such notation shall affect the Borrower's unconditional obligations to repay the Loans and all interest, fees and other sums due in connection with this Agreement and/or any Note in full, nor shall any such failure, standing alone, constitute grounds for disproving a payment of principal by the Borrower. However, in the absence of manifest error, such notations and each Lender's records containing such notations shall constitute presumptive evidence of the facts stated therein, including, without limitation, the outstanding amount of such Lender's Pro Rata Share of the Loans and all amounts due and owing to such Lender at any time. Any such notations and such Lender's records containing such notations may be introduced in evidence in any judicial or administrative proceeding relating to this Agreement, the Loans or any Note.

         Section 2.4. COMPUTATION OF INTEREST. Interest due under this Agreement and any Note shall be computed on the basis of a year of 360 days for the actual number of days elapsed for Libor Loans and on the basis of a year of 365 or 366 days, as applicable, for the actual number of days elapsed for Prime Rate Loans.

         Section 2.5. TIME OF PAYMENTS AND PREPAYMENTS IN IMMEDIATELY AVAILABLE FUNDS.

               Section 2.5.1. TIME. All payments and prepayments of principal, fees, interest and any other amounts owed from time to time under this Agreement and/or under each Note shall be made to the Agent for the pro rata account of each Lender at the address referred to in SECTION 9.6 in Dollars and in immediately available funds prior to 1:00 o'clock P.M. on the Business Day that such payment is due, provided that the Borrower hereby authorizes and instructs the Agent to charge against the Borrower's accounts with the Agent on each date on which a payment is due hereunder and/or under any Note and on any subsequent date if and to the extent any such payment is not made when due an amount up to the principal, interest and fees due and payable to the Lenders, the Agent or any Lender hereunder and/or under any Note and such charge shall be deemed payment hereunder and under the Note(s) in question to the extent that immediately available funds are then in such accounts. The Agent shall use reasonable efforts in accordance with the Agent's customary procedures to give subsequent notice of any such charge to the Borrower, but the failure to give such notice shall not affect the validity of any such charge. To the extent that immediately available funds are then in such accounts, the failure of the Agent to charge any such account or the failure of the Agent to charge any such account prior to 1:00 o'clock P.M. shall not be basis for an Event of Default under SECTION 6.1.1 and any amount due on the Loans on such date shall be deemed paid; provided that the Agent shall have the right to charge any such account on any subsequent date for such unpaid payment and an Event of Default shall exist if sufficient immediately available funds are not in such accounts on the date the Agent so charges such account after the expiration of any applicable notice or cure period. In the event of any charge against the Borrower's accounts by the Agent pursuant to the immediately preceding sentence, the Agent shall use reasonable efforts to provide notice to the Borrower of such charge in accordance with the Agent's customary procedures, but the failure to provide such notice shall not in any way be a basis for any liability of the Agent nor shall such failure adversely affect the validity and effectiveness of any such action by the Agent. Any such payment or prepayment which is received by the Agent in Dollars and in immediately available funds after 1 o'clock P.M. on a Business Day shall be deemed received for all purposes of this Agreement on the next succeeding Business Day unless the failure by Agent to receive such funds prior to 1 o'clock P.M. is due to Agent's failure to charge the account of Borrower prior to 1 o'clock P.M., except that solely for the purpose of determining whether a Default or Event of Default has occurred under SECTION 6.1.1, any such payment or prepayment, if received by the Agent prior to the close of the Agent's business on a Business Day, shall be deemed received on such Business Day. All payments of principal, interest, fees and any other amounts which are owing to any or all of the Lenders or the Agent hereunder and/or under any of the Notes that are received by the Agent in immediately available Dollars prior to 1:00 o'clock P.M. on any Business Day shall, to the extent owing to the Lenders other than the Agent, be sent by wire transfer by the Agent to any such other Lenders (in each case, without deduction for any claim, defense or offset of any type) before 3:00 o'clock
P.M. on the same Business Day. Each such wire transfer shall be addressed to each Lender in accordance with the wire instructions set forth in EXHIBIT 1.9 hereto. The amount of each payment wired by the Agent to each such Lender shall be such amount as shall be necessary to provide such Lender with its Pro Rata Share of such payment (without consideration or use of any contra accounts of any Lender), or with such other amount as may be owing to such Lender in accordance with this Agreement (in each case, without deduction for any claim, defense or offset of any type). Each such wire transfer shall be sent by the Agent only after the Agent has received immediately available Dollars from or on behalf of the Borrower and each such wire transfer shall provide each Lender receiving same with immediately available Dollars on receipt by such Lender. Any such payments of immediately available Dollars received by the Agent after 1:00 o'clock P.M. and before 3:00 o'clock P.M. on any Business Day shall be forwarded in the same manner by the Agent to such Lender(s) as soon as practicable on said Business Day, and if any such payments of immediately available Dollars are received by the Agent after 3:00 o'clock P.M. on a Business Day, the Agent shall so forward same to such Lender(s) before 10:00 o'clock A.M. on the immediately succeeding Business
Day.

               Section 2.5.2. SETOFF, ETC. Regardless of the adequacy of any collateral for any of the Obligations, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final (other than employee payroll)) at any time held and any other Indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower irrespective of whether or not such Lender shall have made any demand under this Agreement or any Note and although such obligations may be unmatured. Each such Lender agrees to promptly notify the Borrower and the Agent after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Promptly following any notice of setoff received by the Agent from a Lender pursuant to the foregoing, the Agent shall notify each other Lender thereof. The rights of each Lender under this SECTION 2.5.2 are in addition to all other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have and are subject to SECTION 9.12.

               Section 2.5.3. UNCONDITIONAL OBLIGATIONS AND NO DEDUCTIONS.

               Section 2.5.3.1. The Borrower's obligation to make all payments provided for in this Agreement and the other Financing Documents shall be unconditional. Each such payment shall be made without deduction for any claim, defense or offset of any type, including without limitation any withholdings and other deductions on account of income or other taxes and regardless of whether any claims, defenses or offsets of any type exist.

               Section 2.5.3.2.

                      (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any other Financing Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender (or its applicable lending office) or the Agent (as the case may be) is organized or any political subdivision thereof, other than to the extent such income or franchise tax is imposed solely as a result of the activities of the Agent or a Lender pursuant to or in respect of this Agreement or any of the other Financing Documents (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Financing Document to any Lender or the Agent,(i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.5.3.2) such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Borrower shall furnish to the Agent, at its address referred to in Section 9.6 hereof, the original or a certified copy of a receipt evidencing payment thereof.

                      (b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Financing Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Financing Document (hereinafter referred to as "Other Taxes").

                      (c) The Borrower agrees to indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.5.3.2) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

                      (d) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Agent with (i) a properly completed Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) a properly completed Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from United States backup withholding, and (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Lender is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement or any of the other Financing Documents.

                      (e) For any period with respect to which a Lender has failed to provide the Borrower and the Agent with the appropriate form pursuant to Section 2.5.3.2(d) hereof (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 2.5.3.2(a) or 2.5.3.2(b) hereof with respect to Taxes imposed by the United States-, provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request and at such Lender's cost to assist such Lender to recover such Taxes.

                      (f) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 2.5.3.2, then such Lender will agree to use reasonable efforts to change the jurisdiction of its applicable lending office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

                      (g) Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing such payment.

                      (h) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.5.3.2 shall survive until the third anniversary of the later of the Revolving Credit Repayment Date and final repayment of all amounts due Agent and any Lender in connection with this Agreement.

                      (i) If the Borrower makes any additional payment to any Lender pursuant to this Section 2.5.3.2 in respect of any Taxes, and such Lender determines that it has received (i) a refund of such Taxes, or (ii) a credit against, relief or remission for, or a reduction in the amount of, any tax or other governmental charge as a result of any deduction or credit for any Taxes with respect to which it has received payments under this Section 2.5.3.2, such Lender shall, to the extent that it can do so without prejudice to the retention of such refund, credit, relief, remission or reduction, pay to the Borrower such amount as shall be reasonably determined in good faith by such Lender to be solely attributable to the deduction or withholding of such Taxes. If such Lender later determines in good faith that it was not entitled to such refund, credit, relief, remission or reduction to the full extent of any payment made pursuant to the first sentence of this Section 2.5.3.2(i), the Borrower shall upon demand of such Lender promptly repay the amount of such overpayment. Nothing in this Section 2.5.3.2(i) shall be construed as requiring such Lender to conduct its business or to arrange or alter in any respect its tax or financial affairs so that it is entitled to receive such a refund, credit or reduction or as allowing any Person to inspect any records, including tax returns, of such Lender.

         Section 2.6. PREPAYMENT AND CERTAIN PAYMENTS.

               Section 2.6.1. MANDATORY PAYMENTS.

                        Section 2.6.1.1. In addition to each other principal payment required hereunder, the outstanding principal balances of the Term Loans shall be repaid on the Term Loan Repayment Date and the outstanding principal balances of the Revolving Credit Loans shall be repaid on the Revolving Credit Repayment Date.

                        Section 2.6.1.2. [Intentionally omitted.]

                        Section 2.6.1.3. In the event that the Borrower or any Subsidiary is entitled to receive, collectively, proceeds from any casualty insurance policies maintained by any of them on account of any interest of the Borrower and/or any Subsidiary in any property, which proceeds are in an aggregate amount in excess of an amount equal to 10% of Borrower's plant, property and equipment as reflected on the most recent Borrower financial statement submitted to the Agent pursuant to SECTION 5.3.2 and 5.3.3 with respect to any occurrence or related series of occurrences in any 12-month period, such proceeds shall be received by the Agent and, to the extent that such proceeds result from a casualty to property of the Borrower and/or any Subsidiary, so long as no Default or Event of Default exists and is continuing and the Borrower elects to repair, replace or restore such property, such proceeds shall be released to the Borrower subject to reasonable procedures and conditions established by the Agent to the extent necessary to so repair, replace or restore such property within 5 months (or as soon as reasonably practicable if such restoration, replacement or repair is not susceptible to being completed within 5 months) from the date of receipt of such proceeds by the Agent and to the extent such proceeds are not so used or do not result from such a casualty, the Borrower shall make a prepayment of the Term Loans for the accounts of the Lenders in accordance with their Pro Rata Shares upon written notice from the Agent. All such payments shall be applied to the principal installments of the Term Loans in the inverse order of their maturities.

                        Section 2.6.1.4. In the event that the Borrower and/or any Subsidiary sells, assigns or otherwise transfers title to any asset other than in the ordinary course of its business for net cash proceeds in the aggregate since the Closing Date in excess of an amount equal to 10% of Borrowees plant, property and equipment as reflected on the most recent Borrower financial statement submitted to the Agent pursuant to SECTION 5.3.2 and 5.3.3, the Borrower and/or such Subsidiary shall remit 100% of the net cash proceeds of such sale, assignment or other transfer to the Agent for the accounts of the Lenders in accordance with their Pro Rata Shares to be applied to the principal installments of the Term Loans in the inverse order of their maturities within 10 Business Days of the date of Borrower's or any Subsidiary's receipt of such net cash proceeds; provided, however, that Borrower may sell any of its assets which are obsolete, worn-out or no longer used or useful in Borrower's business and Borrower may use the proceeds of such sale to purchase other assets which is useful or necessary in the operation of Borrower's business.

                        Section 2.6.1.5. [Intentionally omitted.]

                        Section 2.6.1.6. If at any time the aggregate principal amount of the Revolving Credit Loans plus the aggregate stated amount of outstanding Letters of Credit and Letter of Credit Agreements and any unreimbursed amounts thereunder shall exceed the Revolving Credit Loan Formula Amount, the Borrower shall immediately pay to the Agent in immediately available Dollars the amount of such excess.

               Section 2.6.2. VOLUNTARY PREPAYMENTS. All or any portion of the unpaid principal balance of the Loans (other than portions of any Loans constituting Libor Loans) may be prepaid at any time, without premium or penalty, by giving the Agent at least 3 days' prior written notice of such prepayment and by a payment to the Agent for the accounts of the Lenders in accordance with their Pro Rata Shares of such prepayment in immediately available Dollars by the Borrower; provided that each such partial payment or prepayment of principal of the Loans shall be in a principal amount of at least $100,000 or an integral multiple of $50,000 in excess thereof and provided further that each such prepayment of the Term Loans shall be applied to the principal installments of the Term Loans in the order of their maturities.

               Section 2.6.3. PREPAYMENT OF LIBOR LOANS. Notwithstanding anything to the contrary contained in any Note or in any other agreement executed in connection herewith or therewith, the Borrower shall be permitted to prepay any portion of the Loans constituting Libor Loans only in accordance with Section 2.9 hereof

               Section 2.6.4. PERMANENT REDUCTION OF COMMITMENT. At the Borrower's option the Commitment and the Revolving Credit Loan Commitment may be permanently and irrevocably reduced in whole or in part by an amount of at least $100,000 and to the extent in excess thereof in integral multiples of $50,000 at any time; provided that (i) the Borrower gives the Agent written notice of the exercise of such option at least three (3) Business Days prior to the effective date thereof, (ii) the aggregate outstanding balance of the Loans, if any, does not exceed the Commitment and the aggregate outstanding balance of the Revolving Credit Loans together with the aggregate amount of the outstanding stated amount of any Letters of Credit or Letter of Credit Agreements, and any unreimbursed amounts thereunder, if any, does not exceed the Revolving Credit Loan Commitment, both as so reduced in any such case on the effective date of such reduction and (iii) the Borrower is not, and after giving effect to such reduction, would not be in violation of SECTION 2.6.3. Any such reduction shall concurrently reduce the Dollar amount of each Lender's Pro Rata Share of the Commitment and the Revolving Credit Loan Commitment.

         Section 2.7. PAYMENT ON NON-BUSINESS DAYS. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of fees, if any, and interest under this Agreement and under such Note.

         Section 2.8. USE OF PROCEEDS. The Borrower shall use the proceeds of the Loans to repay outstanding Indebtedness, to repurchase a portion of its capital stock from the Old Stockholders, to pay costs incurred by the Borrower in connection with the closing of the Loans, including without limitation, the Facility Fee and other fees payable pursuant to the Side Letter and costs incurred in connection with the Related Transactions, for Borrower's working capital needs, for permitted Capital Expenditures and for Investments permitted by SECTION 5.2.12.

         Section 2.9. SPECIAL LIBOR LOAN PROVISIONS. The Libor Loans shall be subject to and governed by the following terms and conditions:

              Section 2.9.1. REQUESTS. Each Request accompanied by an Interest Rate Election selecting the Libor Rate must be received by the Agent in accordance with the definition of Interest Rate Election.

              Section 2.9.2. LIBOR LOANS UNAVAILABLE. Notwithstanding any other provision of this Agreement, if, prior to or on the date on which all or any portion of the Loans is to be made as or converted into a Libor Loan, any of the Lenders (or the Agent with respect to (ii) below) shall reasonably determine in good faith (which determination shall be conclusive and binding on the Borrower), that

              (i) Dollar deposits in the relevant amounts and for the relevant Interest Period are not offered to such Lender in the London interbank market,

              (ii) by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the Adjusted Libor Rate, or

              (iii) the Adjusted Libor Rate shall no longer represent the effective cost to such Lender for Dollar deposits in the London interbank market for reasons other than the fact, standing alone, that the Adjusted Libor Rate is based on an averaging of rates determined in good faith by the Agent and that such Lender's rate may exceed such average, such Lender may elect not to accept any Interest Rate Election electing a Libor Loan and such Lender shall notify the Agent by telephone or telex thereof, stating in reasonable detail the reasons therefor, not later than the close of business on the second Business Day prior to the date on which such Libor Loan is to be made. The Agent shall promptly give notice of such determination and the reason therefor to the Borrower, and all or such portion of the Loans, as the case may be, which are subject to any of Section 2.9.2 (i), (ii) through
(iii) as a result of such Lender's determination in good faith shaft be made as or converted into, as the case may be, Prime Rate Loans and such Lender shall have no further obligation to make Libor Loans, until further written notice to the contrary is given by the Agent to the Borrower. If such circumstances subsequently change so that such Lender shall no longer be so affected, such Lendees obligation to make or maintain its Pro Rata Share of all or any portion of the Loans as Libor Loans shall be reinstated when such Lender obtains actual knowledge of such change of circumstances and promptly after obtaining such actual knowledge such Lender shall forward written notice thereof to the Agent. After receipt of such notice, the Agent shall promptly forward written notice thereof to the Borrower. Upon or after receipt by the Borrower of such written notice, the Borrower may submit an Interest Rate Election in accordance with this Agreement electing an Interest Period ending no later than the Interest Adjustment Date for the then current Interest Period for the other Lenders' Pro Rata Shares of Libor Loans and electing the Libor Rate for such Lenders' or Lender's Pro Rata Share(s) of the Loans as to which such

Lender's or Lenders' obligation(s) to make or maintain its or their Pro Rata Share(s) of the Loans as Libor Loans was suspended and such Pro Rata Share(s) shall be converted to Libor Loans in accordance with this Agreement. During any period throughout which any of the Lenders has or have no obligation to make or maintain its or their Pro Rata Share(s) of the Loans as Libor Loans, no Interest Rate Elections electing the Libor Rate shall be effective with regard to the Loans to the extent of the Pro Rata Share(s) of such Lender(s), but shall be effective as to the other Lenders.

               Section 2.9.3. SEE LIBOR LENDING UNLAWFUL. In the event that any change in applicable laws or regulations (including the introduction of any new applicable law or regulation) or in the interpretation thereof (whether or not having the force of law) by any governmental or other regulatory authority charged with the administration thereof, shall make it unlawful for any of the Lenders to make or continue to maintain its Pro Rata Share of all or any portion of the Loans as Libor Loans, each such Lender shall promptly notify the Agent by telephone or telex thereof, and of the reasons therefor, and the obligation of such Lender to make or maintain its Pro Rata Share of the Loans or such portion thereof as Libor Loans shall, upon the happening of such event, terminate and the Agent shall, by telephonic notice to the Borrower, declare that such obligation has so terminated with respect to such Lender, and such Pro Rata Share of the Loans or any portion thereof to the extent then maintained as Libor Loans, shall, on the last day on which such Lender can lawfully continue to maintain such Pro Rata Share of the Loans or any portion thereof as Libor Loans, automatically convert into Prime Rate Loans without additional cost to the Borrower. If circumstances subsequently change so that such Lender shall no longer be so affected, such Lender's obligation to make or maintain its Pro Rata Share of all or any portion of the Loans as Libor Loans shall be reinstated when such Lender obtains actual knowledge of such change of circumstances, and promptly after obtaining such actual knowledge such Lender shall forward written notice thereof to the Agent. After receipt of such notice, the Agent shall promptly forward written notice thereof to the Borrower. Upon or after receipt by the Borrower of such written notice, the Borrower may submit an Interest Rate Election in accordance with this Agreement electing an Interest Period ending no later than the Interest Adjustment Date for the then current Interest Period for the other Lenders' Pro Rata Shares of Libor Loans and electing the Libor Rate for such Lenders' or Lender's Pro Rata Share(s) of the Loans as to which such Lender's or Lenders' obligation(s) to make or maintain its or their Pro Rata Share(s) of the Loans as Libor Loans was suspended and such Pro Rata Share(s) shall be converted to Libor Loans in accordance with this Agreement. During any period throughout which any of the Lenders has or have no obligation to make )r maintain its or their Pro Rata Share(s) of the Loans as Libor Loans, no Interest Rate Elections electing the Libor Rate shall be effective with regard to the Loans to the extent of the Pro Rata Share(s) of such Lender(s), but shall be effective as to the other Lenders.

               Section 2.9.4. ADDITIONAL COSTS ON LIBOR LOANS. The Borrower further agrees to pay to the Agent for the account of the applicable Lender or Lenders such amounts as will compensate any of the Lenders for any increase in the cost to such Lender of making or maintaining (or of its obligation to make or maintain) all or any portion of its Pro Rata Share of the Loans as Libor Loans and for any reduction in the amount of any sum receivable by such Lender under this Agreement in respect of making or maintaining all or any portion of such Lender's Pro Rata Share of the Loans as Libor Loans, in either case, from time to time by reason of:

              (i) any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Lender, under or pursuant to any law, treaty, rule, regulation (including, without limitation, any Regulations of the Board of Governors of the Federal Reserve System) or requirement in effect on or after the date hereof, any interpretation thereof by any governmental authority charged with administration thereof or by any central bank or other fiscal or monetary authority or other authority, or any requirement imposed by any central bank or such other authority whether or not having the force of law; or

               (ii) any change in (including the introduction of any new) applicable law, treaty, rule, regulation or requirement or in the interpretation thereof by any official authority, or the imposition of any requirement of any central bank, whether or not having the force of law, which shall subject such Lender to any tax (other than taxes on net income imposed on such Lender), levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever or change the taxation of such Lender with respect to making or maintaining all or any portion of its Pro Rata Share of the Loans as Libor Loans and the interest thereon (other than any change which affects, and to the extent that it affects, the taxation of net income of such Lender); provided, that with respect to any withholding the foregoing shall not apply to any withholding tax described in sections 1441, 1442 or 3406 of the Code, or any succeeding provision of any legislation that amends, supplements or replaces any such section, or to any tax, levy, impost, duty, charge, fee, deduction or withholding that results from any noncompliance by a Lender with any federal, state or foreign law or from any failure by a Lender to file or furnish any report, return, statement or form the filing or furnishing of which would not have an adverse effect on such Lender and would eliminate such tax, impost, duty, deduction or withholding;

In any such event, such Lender shall promptly notify the Agent thereof, and of the reasons therefore and the Agent shall promptly notify the Borrower thereof in writing stating in reasonable detail the reasons provided to the Agent by such Lender therefor and the additional amounts required to fully compensate such Lender for such increased or new cost or reduced amount as reasonably determined in good faith by such Lender. Such additional amounts shall be payable on each date on which interest is to be paid hereunder or, if there is no outstanding principal amount under any of the Notes, within 10 Business Days after the Borrower's receipt of said notice. Such Lender's certificate as to any such increased or new cost or reduced amount (including calculations, in reasonable detail, showing how such Lender computed such cost or reduction) shall be submitted by the Agent to the Borrower and shall, in the absence of manifest error, be conclusive. In determining any such amount, the Lender(s) may use any reasonable averaging and attribution methods. Notwithstanding anything to the contrary set forth above, the Borrower shall not be obligated to pay any amounts pursuant to this SECTION 2.9.4 as a result of any requirement or change referenced above with respect to any period prior to the one hundred and eightieth (180th) day prior to the date on which the Borrower is first notified thereof (other than any amounts which relate to any such requirement or change which is adopted with retroactive effect in which case the Borrower shall be obligated to pay all such amounts accrued from the date as of which such requirement or change is retroactively effective) unless the failure to give such notice within such one hundred and eighty (180) day period resulted from reasonable circumstances beyond such Lender's reasonable control.

               Section 2.9.5. Sect LIBOR FUNDING LOSSES. In the event any of the Lenders shall incur any loss or expense (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain all or any portion of the Loans as Libor Loans) as a result of.

               (i) payment or prepayment by the Borrower of all or any portion of any Libor Loan on a date other than the Interest Adjustment Date for such Libor Loan, for any reason; provided, however that this clause shall not be deemed to grant the Borrower any right to convert a Libor Loan to a Prime Rate Loan prior to the end of any Interest Period or to imply such right;

               (ii) conversion of all or any portion of any Libor Loan on a day other than the last day of an Interest Period applicable to such Loan to a Prime Rate Loan for any reason including, without limitation, acceleration of the Loans upon or after an Event of Default, any Interest Rate Election or any other cause whether voluntary or involuntary and whether or not referred to or described in this Agreement, other than any such conversion resulting solely from application of SECTIONS 2.9.2 or 2.9.3 by any Lender; or

               (iii) any failure by the Borrower to borrow the Loans as Libor Loans on the date specified in any Interest Rate Election selecting the Libor Rate, other than any such failure resulting solely from application of SECTIONS 2.9.2 or 2.9.3 by any Lender-, such Lender shall promptly notify the Agent thereof, and of the reasons therefor. Upon the request of the Agent, the Borrower shall pay directly to the Agent for the account of such Lender such amount as will (in the reasonable determination in good faith of such Lender, which shall be correct in the absence of manifest error) reimburse such Lender for such loss or expense. Each Lender shall furnish to the Borrower, upon written request from the Borrower received by the Agent, a written statement setting forth the computation of -any such amounts payable to such Lender under this SECTION 2.9.5.

               Section 2.9.6. BANKING PRACTICES. Each Lender agrees that upon the occurrence of any of the events described in SECTIONS 2.2.3 and/or 2.9.2,
2.9.4 or 2.9.5, such Lender will exercise all reasonable efforts to take such reasonable actions at no expense to such Lender (other than reasonable expenses which are covered by the Borrower's advance deposit of funds with such Lender for such purpose, or if such Lender agrees, which the Borrower has agreed to pay or reimburse to such Lender in full upon demand), in accordance with such Lender's usual banking practices in such situations and subject to any statutory or regulatory requirements applicable to such Lender, as such Lender may take without the consent or participation of any other Person to, in the case of an event described in SECTIONS 2.2.3 and/or 2.9.4 or 2.9.5, mitigate the cost of such events to the Borrower and, in the case of an event described in SECTIONS 2.9.2(i), (ii) or (iii), to seek Dollar deposits in any other interbank Libor market in which such Lender regularly participates and in which the applicable determination(s) described in SECTIONS 2.9.2(i), (ii) or (iii), as the case may be, does not apply.

               Section 2.9.7. BORROWER'S OPTIONS ON UNAVAILABILITY OR INCREASED COST OF LIBOR. In the event of any conversion of all or any portion of any Lender's Pro Rata Share of any Libor Loans to a Prime Rate Loan for reasons beyond the Borrower's control or in the event that any

Lender's Pro Rata Share of all or any portion of the Libor Loans becomes subject, under SECTIONS 2.9.4 or 2.9.5, to additional costs, the Borrower shall have the option, subject to the other terms and conditions of this Agreement, to convert such Lender's Pro Rata Share to a Prime Rate Loan by making Interest Rate Elections for Interest Periods which (i) end on the Interest Adjustment Date for such Libor Loan or (ii) end on Business Days occurring prior to such Interest Adjustment Date, in which case, at the end of the last of such Interest Periods any such Libor Rate Loan shall automatically convert to a Prime Rate Loan and the Borrower shall have no further right to make an Interest Rate Election with respect to such Prime Rate Loan other than an Interest Rate Election which is effective on the Interest Adjustment Date for such Libor Loan. The Borrower's options set forth in this SECTION 2.9.7 may be exercised, if and only if the Borrower pays, concurrently with delivery to the Agent of each such Interest Rate Election and thereafter in accordance with SECTIONS 2.9.4, 2.9.5 and 2.9.6 all amounts provided for therein to the Agent in accordance with this Agreement.

         If the Borrower shall, as a result of the requirements of SECTION 2.9.4 above, be required to pay any Lender the additional costs referred to therein, but not be required to pay such additional costs to the other Lender or Lenders and the Borrower, in its sole discretion, shall deem such additional amounts to be material or in the event that Libor Loans from a Lender are unavailable to the Borrower as a result solely of the provisions of Sections 2.9.2, 2.9.3 or 2.9.4, but are available from the other Lender or Lenders, the Borrower shall have the right to substitute another bank reasonably satisfactory to the Agent for such Lender which is entitled to such additional costs or which is relieved from making Libor Loans and the Agent shall use reasonable efforts (with all reasonable costs of such efforts by the Agent to be borne by the Borrower) to assist the Borrower to locate such substitute bank. Any such substitution shall take place in accordance with SECTION 9. 11 and otherwise be on terms and conditions reasonably satisfactory to the Agent, and until such time as such substitution shall be consummated, the Borrower shall continue to pay such additional costs and comply with the above-referenced Sections. Upon any such substitution, the Borrower shall pay or cause to be paid to the Lender that is being replaced, all principal, interest (to the date of such substitution) and other amounts owing hereunder to such Lender and such Lender will be released from liability hereunder.

               Section 2.9.8. ASSUMPTIONS CONCERNING FUNDING OF LIBOR LOANS. The calculation of all amounts payable to the Lenders under this SECTION 2.9 shall be made as though each Lender actually funded its relevant Libor Loans through the purchase of a deposit in the London interbank market bearing interest at the Libor Rate in an amount equal to that Libor Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America- provided, however, that each Lender may fund each of its Libor Loans in any manner it sees fit and the foregoing assumption shall be utilized solely for the calculation of amounts payable under this SECTION 2.9.

                                  ARTICLE 3.
                             CONDITIONS OF LENDING

         Section 3.1. CONDITIONS PRECEDENT TO THE COMMITMENT AND TO ALL LOANS.

          Section 3.1.1. THE COMMITMENT AND INITIAL LOANS. The Commitment and the obligation of the Lenders to make the initial Advances of the Loans and/or to issue any Letter of Credit or Letter of Credit Agreement are subject to performance by the Borrower of all of its obligations under this Agreement and to the satisfaction of the conditions precedent that all legal matters incident to the transactions contemplated hereby or incidental to the Loans shall be reasonably satisfactory to counsel for the Agent and that the Agent shall have received on or before the Closing Date all of the following, each dated the Closing Date or another date reasonably acceptable to the Agent and each to be in form and substance reasonably satisfactory to the Agent or if any of the following is not a deliverable, the satisfaction of such condition in form and substance reasonably satisfactory to the Agent:

                  Section 3.1.1.1. The Financing Documents, including, without limitation, those hereinafter set forth and the Borrower's and any Subsidiary's certificate of incorporation or other organizational documents.

                  Section 3.1.1.2. Certificate of the secretary of the Borrower and each Subsidiary certifying as to the resolutions of the shareholders or board of directors of the Borrower and each Subsidiary authorizing and approving each of the Financing Documents to which the Borrower and each Subsidiary is a party and other matters contemplated hereby and certifying as to the names and signatures of the Authorized Representative(s) of the Borrower and each Subsidiary authorized to sign each Financing Document to be executed and delivered by or on behalf of the Borrower and each Subsidiary. The Agent and the Lenders may conclusively rely on each such certificate until the Agent shall receive a further certificate canceling or amending the prior certificate and submitting the signatures of the Authorized Representative(s) named in such further certificate.

                 Section 3.1.1.3. Favorable opinions of Wilson, Sonsini, Goodrich & Rosati counsel for the Borrower, in form and substance reasonably satisfactory to the Agent.

                 Section 3.1.1.4. An Officer's Certificate stating that:

                        Section 3.1.1.4.1. The representations and warranties contained in SECTION 4 1 and/or contained in any of the Notes or Security Documents are correct on and as of the Closing Date as though made on and as of such date; and

                        Section 3.1.1.4.2. No Default or Event of Default has occurred and is continuing, or would result from the making of the Loans.

                 Section 3.1.1.5. Certificates of good standing or legal existence of the secretaries of state of the states of organization and qualification of and covering the Borrower and any Subsidiaries dated reasonably near the Closing Date.

                 Section 3.1.1.6. Evidence that (i) the ownership interests in the Borrower are as set forth in EXHIBIT 1.1, (ii) the New Stockholders have invested the Equity in the Borrower on or prior to the Closing Date, as set forth on EXHIBIT 1.1 and (iii) that except for receipt and application of certain proceeds of the Loans, the Related Transactions have been completed in accordance with the Related Transaction Documents to the extent required or contemplated to be. completed on or prior to the Closing Date.

                 Section 3.1.1.7. A Request and an Interest Rate Election.

                 Section 3.1.1.8. All documents, instruments and agreements necessary to terminate, cancel and discharge the documents, instruments and agreements evidencing or securing any and all existing Indebtedness of the Borrower and any Subsidiary and Liens securing such Indebtedness other than those listed in EXHIBIT 3.1.1.8.

                 Section 3.1.1.9. Payment to the Agent and the Lenders of the fees specified in this Agreement or in the Side Letter as being payable on the Closing Date and all reasonable out-of-pocket costs and expenses incurred by the Agent and Fleet and billed to the Borrower in connection with the transactions contemplated hereby, including, but not limited to, reasonable outside legal expenses and any accounting fees, auditing fees, appraisal fees, and evidence that all other reasonable fees and costs payable by the Borrower in connection with the transactions contemplated by this Agreement and completed on the Closing Date have been paid in full.

                 Section 3.1.1.10. An Officer's Certificate in the form of
EXHIBIT 3.1.1.10, duly completed and reflecting, INTER ALIA, compliance by the Borrower as of the opening of business on the first Business Day after the Closing Date but based on the Borrower's financial information as of the last day of the Borrower's most recent fiscal quarter, adjusted to give effect to the Loans made on the Closing Date and completion of the Related Transactions to be completed on or prior to the Closing Date, with the financial covenants provided for herein.

                 Section 3.1.1.11. Such other information about the Borrower and/or its Business Condition as the Lenders may reasonably request.

                 Section 3.1.1.12. True copies of, and/or true copies of any revisions to, the financial statements, the Projections, the pro forma Closing Date financial statements giving effect to the Loans, the Equity to be received on or prior to the Closing Date and completion of the other Related Transactions contemplated or required to be completed on or prior to the Closing Date, and other information provided pursuant to SECTION 4.1.5. and certification by the Borrower of the Projections.

                 Section 3.1.1.13. Certificates of fire, business interruption, liability and extended coverage insurance policies, each such policy to name the Agent as mortgagee and loss payee and, on all liability policies, as additional insured and a commitment for title insurance on Borrower's owned real estate in amount and on terms and conditions reasonably satisfactory to the Agent.

                 Section 3.1.1.14. True descriptions of any pending or, to the Borrower's best knowledge, threatened litigation against or by Borrower or any Subsidiary.

                 Section 3.1.1.15. Evidence that all necessary material third party consents have been obtained and all required filings with any governmental authority have been duly completed.

                 Section 3.1.1.16. The financial statements described in
SECTION 4.1.5 together with Borrower's audited financial statements for Borrower's fiscal year ending April 30,

1998 and any accountant's management letter issued in connection therewith together with the Borrowees pro forma Closing Date balance sheet. Such financial statements shall be accompanied by an Officer's Certificate of the chief financial officer of the Borrower to the effect that (i) the representations of the Borrower set forth in SECTION 4.1.14 are accurate as of the Closing Date and (ii) that no Material Adverse Effect has occurred since June 30, 1998 and no significant probability of such a Material Adverse Effect exists, except as set forth or reflected in the financial statements described in SECTION 4.1.5, or otherwise disclosed in writing and acceptable to the Agent.

                 Section 3.1.1.17. True copies of the Equity Documents and all documents, instruments and agreements relating to the Borrower's capital structure and the Related Transaction Documents.

                 Section 3.1.1.18. The fact that the representations and warranties of the Borrower contained in Article 4, INFRA and in each of the other Financing Documents are true and correct in all material respects on and as of the Closing Date except as altered hereafter by actions not prohibited hereunder. The Borrower's delivery of each Note to the Lenders and of each Request to the Agent shall be deemed to be a representation and warranty by the Borrower as of the date thereof to such effect.

                 Section 3.1.1.19. That there has been no enactment of any law by any governmental authority having jurisdiction over the Agent or any Lender which would make it unlawful in any respect for such Lender to make the Loans and no Material Adverse Effect has occurred.

                 Section 3.1.1.20. A completed Year 2000 questionnaire covering the Borrower and any Subsidiaries.

          Section 3.1.2. THE COMMITMENT AND THE LOANS. The Commitment and the obligation of each Lender to make or maintain its Pro Rata Share of any Advance or Loan and/or to issue any Letter of Credit or Letter of Credit Agreement are subject to performance by the Borrower of all its obligations under this Agreement and to the satisfaction of the following further conditions precedent:

                        (a) The fact that, immediately prior to and upon the making of each Loan, no Event of Default or Default shall have occurred and be continuing;

                        (b) The fact that the representations and warranties of the Borrower contained in Article 4, INFRA and in each of the other Financing Documents, are true and correct in all material respects on and as of the date of each Advance or Loan except that any representation or warranty which speaks as of a specific date shall be true and correct as of that date, all except as altered hereafter by actions consented to or not prohibited hereunder. The Borrower's delivery of the Notes to the Lenders and of each Request to the Agent shall be deemed to be a representation and warranty by the Borrower as of the date of such Advance or Loan as to the facts specified in SECTIONS 3.1.2(a) and (b);

                        (c) Receipt by Agent on or prior to the Business Day specified in the definition of Interest Rate Election of a written Request stating the amount requested for the

Loan or Advance in question and an Interest Rate Election for such Loan or Advance, all signed by a duly authorized officer of the Borrower on behalf of the Borrower;

                        (d) That there exists no law or regulation by any governmental authority having jurisdiction over the Agent or any of the Lenders which would make it unlawful in any respect for such Lender to make its Pro Rata Share of the Loan or Advance, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System and no Material Adverse Effect has occurred.

                                   ARTICLE 4.
                         REPRESENTATIONS AND WARRANTEES

     Section 4.1. REPRESENTATIONS AND WARRANTIES OF THE BORROWER. The Borrower represents and warrants to the Agent and the Lenders that, after giving effect to the Loans and the application of the proceeds thereof (which representations and warranties shall survive the making of the Loans) as follows:

          Section 4.1.1. ORGANIZATION AND EXISTENCE. The Borrower and any Subsidiary is a corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and is duly qualified to do business in all jurisdictions in which such qualification is required, all as noted on EXHIBIT 4.1.1, except where failure to so qualify could not be reasonably expected to have a Material Adverse Effect, and has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under the Financing Documents.

          Section 4.1.2. AUTHORIZATION AND ABSENCE OF DEFAULTS. Except as described on EXHIBIT 4.1.2, the execution, delivery to the Agent and/or the Lenders and performance by the Borrower and any Subsidiary of the Financing Documents and Related Transaction Documents have been duly authorized by all necessary corporate and governmental action and do not and will not (i) require any consent or approval of the shareholders or board of directors of the Borrower or any Subsidiary which has not been obtained, (ii) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the board of governors of the federal reserve system), order, writ, judgment, injunction, decree, determination or award presently in effect. having applicability to the Borrower and/or any Subsidiary and/or the articles of organization or by-laws, as applicable, of the Borrower and/or any Subsidiary, (iii) result in a breach of or constitute a default under any material indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower and/or any Subsidiary is or are a party or parties or by which it or they or a material portion of its or their properties may be bound or affected; or (iv) result in, or require, the creation or imposition of any Lien on any of the Borrower's and/or any Subsidiary's respective properties or revenues other than Liens granted to the Agent by any of the Financing Documents securing the Obligations, other than Permitted Encumbrances. The Borrower and any Subsidiary are in compliance with any such applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, other agreement, lease or instrument, except where the failure to be in compliance could not be reasonably expected to have a Material Adverse Effect.

          Section 4.1.3. ACQUISITION OF CONSENTS. Except as noted on EXHIBIT 4.1.3, no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than those which have been obtained, is or will be necessary to the valid execution and delivery to the Agent and/or the Lenders or performance by the Borrower or any Subsidiary. of any Financing Documents or any of the Related Transaction Documents and each of the foregoing which has been, obtained is in full force and effect.

          Section 4.1.4. VALIDITY AND ENFORCEABILITY. Each of the Financing Documents when delivered hereunder will constitute the legal, valid and binding obligations of each of the Borrower and any Subsidiary which is or are a party thereto enforceable against the Borrower, and any Subsidiary which is or are a party thereto in accordance with their respective terms except as the enforceability thereof may be limited by the effect of general principles of equity and bankruptcy and similar laws affecting the rights and remedies of creditors generally.

          Section 4.1.5. FINANCIAL INFORMATION. The following information with respect to the Borrower has heretofore been furnished to the Agent:

                  Section 4.1.5.1. Audited annual financial statements of the Borrower for the period ended April 30, 1998; and

                  Section 4.1.5.1(A). Unaudited financial statements of the Borrower for the periods ended April 30, 1997, April 30, 1996 and September 30, 1998

                  Section 4.1.5.2. The Projections.

                  Section 4.1.5.3. The pro forma financial statements of the Borrower as of the Closing Date provided pursuant to SECTION 3.1.1.12.

     Each of the financial statements referred to above in SECTIONS 4.1.5.1 and 4 1.5.1(A) was prepared in all material respects in accordance with GAAP (subject, in the case of interim statements, to the absence of footnotes and normal year-end adjustments) applied on a consistent basis, except as stated therein. To the best of the Borrower's knowledge, each of the financial statements referred to above in SECTIONS 4.1.5.1 and 4.1.5.3 fairly presents in all material respects the financial condition or pro forma financial condition, as the case may be, of the Person being reported on at such dates and is complete and correct in all material respects and no Material Adverse Effect has occurred since the date thereof The Projections were prepared by the Borrower in good faith, it being recognized that projections as to future results are not assertions of fact and that actual results for the periods cited therein may differ from the results projected therein.

          Section 4.1.6. NO LITIGATION. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower and/or any Subsidiary or any of their properties before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely to the Borrower and/or any Subsidiary would draw into question the legal existence of the Borrower and/or any such Subsidiary and/or the validity, authorization and/or enforceability of any of the Financing Documents and/or any provision thereof and/or could be reasonably expected to have a Material Adverse Effect except those matters, if any, described on EXHIBIT 4.1.6 none of which, in Borrower's good faith opinion, will (i) have such Material Adverse Effect or (ii) draw into question (a) the legal existence of the Borrower and/or any such Subsidiary or (b) the validity, authorization and/or enforceability of any of the Financing Documents and/or any provision thereof.

          Section 4.1.7. REGULATION U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR Part 221), does not own and has no present intention of acquiring any such margin stock or a "margin security" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR, Part 207). None of the proceeds of the Loans will be used directly or indirectly by the Borrower for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any such margin security or margin stock or for any other purpose which might constitute the transaction contemplated hereby a "purpose credit" within the meaning of said Regulation U, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities and Exchange Act of 1934, as amended, or any rules or regulations promulgated under either said statute.

          Section 4.1.8. ABSENCE OF ADVERSE AGREEMENTS. Neither the Borrower nor any Subsidiary is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any corporate or partnership restriction which could be reasonably expected to have a Material Adverse Effect.

          Section 4.1.9. TAXES. The Borrower and each Subsidiary has filed all tax returns (federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, except for those taxes, if any, which are being contested in good faith and by appropriate proceedings, and for which proper reserve or other provision has been made in accordance with GAAP and except where any failure to file or pay could not be reasonably expected to have a Material Adverse Effect on the Borrower or any Subsidiary and except as described in EXHIBIT 4.1.9.

          Section 4.1.10. ERISA. Borrower and any Commonly Controlled Entity do not maintain or contribute to any Plan which is not in substantial compliance with ERISA, or any Single Employer Plan which has incurred any accumulated funding deficiency within the meaning of sections 412 and 418 of the Code, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under section 412 of the Code. Borrower and any Commonly Controlled Entity have not incurred any liability to the PBGC in connection with any Plan covering any employees of Borrower or any Commonly Controlled Entity in amount exceeding Fifty Thousand Dollars ($50,000) in the aggregate or ceased operations at any facility or withdrawn from any Plan in a manner which could subject any of them to liability under sections 4062(e), 4063 or 4064 of ERISA in amount exceeding Fifty Thousand Dollars ($50,000) in the aggregate, and know of no facts or circumstance which might give rise to any liability of Borrower or any Commonly Controlled Entity to the PBGC under Title IV of ERISA in amount exceeding Fifty Thousand Dollars ($50,000) in the aggregate. Borrower and any Commonly Controlled Entity have not incurred any withdrawal liability in amount exceeding Fifty Thousand Dollars ($50,000) in the aggregate (including but not limited to any contingent or secondary withdrawal liability) within the meaning of sections 4201 and 4202 of ERISA, to any Multiemployer Plan, and no event has occurred, and there exists no condition or set of circumstances known to the Borrower, which presents a risk- of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which could result in any liability to a Multiemployer Plan in amount exceeding Fifty Thousand Dollars ($50,000) in the aggregate.

          Except for payments for which the minimum funding requirement has been waived under section 412 of the Code, full payment has been made of all amounts which Borrower and any Commonly Controlled Entity are required to have paid as contributions to any Plan under applicable law or under any plan or any agreement relating to any Plan to which Borrower or any Commonly controlled Entity is a party. Borrower and each Commonly Controlled Entity have made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Plan or related agreements.

          Neither Borrower nor any Commonly Controlled Entity has any knowledge, nor do any of them have any reason to believe, that any Reportable Event which could result in a liability or liabilities of Fifty Thousand Dollars ($50,000) or more in the aggregate has occurred with respect to any Plan.

         Section 4.1.11. OWNERSHIP OF PROPERTIES.

                  Section 4.1.11.1. Except for Permitted Encumbrances, Borrower and any Subsidiary has good title to all of its properties and assets free and clear of all restrictions and Liens of any kind other than those which could not be reasonably expected to have a Material Adverse Effect or a material adverse effect on the validity, authorization and/or enforceability of the Financing Documents and/or any provision thereof.

                  Section 4.1.11.2. EXHIBIT 4.1.11 accurately and completely lists the location of all real property owned or leased by Borrower or any Subsidiary. Borrower and each Subsidiary enjoys quiet possession under all material leases of real property to which it is a party as a lessee, and all of such leases are valid, subsisting and, to Borrower's knowledge, in full force and effect.

                  Section 4.1.11.3. To Borrower's knowledge, except as specified in Exhibit 4.1.11, none of the real property occupied by Borrower or any Subsidiary is located within any federal, state or municipal flood plain zone.

                  Section 4.1.11.4. Except as set forth in Exhibit 4.1.11, all of the material properties used in the conduct of the Borrower's and each Subsidiary's business (i) are in good repair, working order and condition (reasonable wear and tear excepted) and in Borrower's reasonable business judgment, reasonably suitable for use in the operation of Borrower's, and each Subsidiary's business; and (ii) to Borrower's knowledge are currently operated and maintained, in all material respects, in accordance with the requirements of applicable governmental authorities.

          Section 4.1.12. ACCURACY OF REPRESENTATIONS AND WARRANTIES. None of Borrower's representations or warranties set forth in this Agreement or in any document or certificate furnished pursuant to this Agreement or in connection with the transactions contemplated hereby taken as a whole (excepting however for the purposes of this Section 4.1.12, any representation or warranty as to the Projections or the Budget without limiting or negating the representation set forth in the last sentence of
Section 4.1.5) contains any untrue statement of a material fact or omits to state a material fact necessary to make any statement of fact contained herein or therein, in light of the circumstances under which it was made, not misleading; except that unless provided otherwise any such document or certificate which is dated speaks as of the date stated and not the present.

          Section 4.1.13. NO INVESTMENT COMPANY. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an `investment company' as such terms are defined in the Investment Company Act of 1940, as amended, which is required to register thereunder.

          Section 4.1.14. SOLVENCY, ETC. After giving effect to the consummation of each Loan outstanding and to be made under this Agreement as of the time this representation and warranty is given, the Borrower (a) will be able to pay its debts as they become due, (b) will have funds and capital sufficient to carry on its business and all businesses in which it is about to engage, and (c) will own property in the aggregate having a value both at fair valuation and at fair saleable value in the ordinary course of the Borrower's business greater than the amount required to pay its Indebtedness, including for this purpose unliquidated and disputed claims. The Borrower will not be rendered insolvent by the execution and delivery of this Agreement and the consummation of any transactions contemplated herein.

          Section 4.1.15. APPROVALS. Except as set forth in Exhibits 4.1.3, all material approvals required from all Persons including without limitation all governmental authorities with respect to the Financing Documents and the Related Transactions have been obtained, but excluding from this representation and warranty any such approvals required to be obtained by the Agent or the Lenders.

          Section 4.1.16. OWNERSHIP INTERESTS. As of the Closing Date the schedule of ownership interests in the Borrower and any Subsidiaries set forth in EXHIBIT 1.1 is true, accurate and complete and the Investments to be made for all ownership interests disclosed therein have in fact been fully paid in immediately available Dollars after giving effect to the closing of the Related Transactions.

          Section 4.1.17. LICENSES, REGISTRATIONS, COMPLIANCE WITH LAWS, ETC. Except as set forth on EXHIBIT 4.1.17, the Borrower maintains in full force and effect all permits, governmental licenses, registrations and approvals, material, in Borrower's reasonable business judgment, to carrying out of Borrowees and each of the Subsidiaries' businesses as presently conducted and as required by law or the rules and regulations of any federal, foreign governmental, state, county or local association, corporation or governmental agency, body, instrumentality or commission having jurisdiction over the Borrower or any of the Subsidiaries, including but not limited to the United States Environmental Protection Agency, the United States Department of Labor, the United States Occupational Safety and Health Administration, the United States Equal

Employment Opportunity Commission, the Federal Trade Commission and the United States Department of Justice and analogous and related state and foreign agencies. All reasonably necessary existing authorizations, licenses and permits are in full force and effect, are duly issued in the name of, or validly assigned to the Borrower or a Subsidiary and the Borrower or a Subsidiary has full power and authority to operate thereunder, except where the failure of such power and authority could not be reasonably expected to have a Material Adverse Effect. There is no material violation or material failure of compliance or, to Borrower's knowledge, allegation of such violation or failure of compliance on the part of the Borrower or any Subsidiary with any of the foregoing permits, licenses, registrations, approvals, rules or regulations and there is no action, proceeding or investigation pending or to the knowledge of the Borrower threatened nor has the Borrower or any Subsidiary received any notice of such which might result in the termination or suspension of any such permit, license, registration or approval which in any case could be reasonably expected to have a Material Adverse Effect.

          Section 4.1.18. PRINCIPAL PLACE OF BUSINESS; BOOKS AND RECORDS. The Borrower's chief executive offices are located at Borrowers addresses set forth in Section 9.6. All of the Borrower's books and records are kept at one or more of its addresses set forth in SECTION 9.6.

          Section 4.1.19. SUBSIDIARIES. The Borrower has only the
Subsidiaries identified on EXHIBIT 1.1.

          Section 4.1.20. COPYRIGHT. To the best of Borrowees knowledge, except as set forth in EXHIBIT 4.1.20 the Borrower has not violated any of the provisions of the Copyright Act of 1976, 17 U.S.C. 101, ET SEQ. EXHIBIT
4.1.20 accurately and completely sets forth all registered copyrights and/or copyright applications held by the Borrower or any of the Subsidiaries and contains exceptions to the representations contained in this Section 4.1.20. To the best of Borrower's knowledge, no claim of infringement of a copyright by the Borrower has been made or threatened by any other Person. To the best of Borrowees knowledge, the Borrower has not allocated revenues in any manner inconsistent with the rules and regulations of the Copyright Office.

          Section 4.1.21. ENVIRONMENTAL COMPLIANCE. As of the Closing Date (and thereafter, where any of the following would be reasonably likely to result in any liability to the Borrower or any Subsidiary in an amount exceeding $ 100,000 in the aggregate for all such occurrences), neither the Borrower nor, to the knowledge of the Borrower, any other Person:

                  Section 4.1.21.1. has ever caused, permitted, or suffered to exist any Hazardous Material to be spilled, placed, held, located or disposed of on, under, or about, any of the facilities owned, leased or used by the Borrower (the "Premises"), or from the Premises into the atmosphere, any body of water, any wetlands, or on any other real property, nor to Borrower's knowledge does any Hazardous Material exist on, under or about the Premises other than as disclosed on EXHIBIT 4.1.21, or in respect of Hazardous Material used or disposed of in compliance with law;

                  Section 4.1.21.2. has any knowledge that any of the Premises has ever been used (whether by the Borrower or, to the knowledge of the Borrower, by any other Person) as a treatment, storage or disposal (whether permanent or temporary) site for any Hazardous

Waste as defined in 42 U. S. C. A. 6901, ET SEQ. (the Resource Conservation and Recovery Act); and

                  Section 4.1.21.3. has any knowledge of any notice of violation, Lien or other notice issued by any governmental agency with respect to the environmental condition of the Premises or any other property occupied by the Borrower, or any other property which was included in the property description of the Premises or such other real property occupied by the Borrower within the preceding three years except as disclosed to the Agent.

          Section 4.1.22. MATERIAL AGREEMENTS, ETC. EXHIBIT 4.1.22 and 4.1.17 attached hereto accurately and completely lists all material agreements to which the Borrower or any of the Subsidiaries are a party including without limitation all software licenses, and all material construction, engineering, consulting, employment, management, operating and related material agreements, if any, which art, presently in effect. All of the material agreements to which Borrower or any Subsidiary is a party, are legally valid, binding, and, to Borrower's knowledge, in full force and effect and neither the Borrower, any of the Subsidiaries nor, to Borrowees knowledge, any other parties thereto are in material default thereunder.

          Section 4.1.23. PATENTS, TRADEMARKS AND OTHER PROPERTY RIGHTS.
EXHIBIT 4.1.23 attached hereto contains a complete and accurate schedule of all registered trademarks, registered copyrights and registered patents of the Borrower and/or any of the Subsidiaries, and pending applications therefor. Except as set forth in EXHIBIT 4.1.23, the Borrower and any Subsidiaries own, possess, or have licenses to use all the patents, trademarks, service marks, trade names, copyrights and non-governmental licenses, and all rights with respect to the foregoing, which in the Borrower's business judgment are necessary for the conduct of their respective businesses as now conducted, without, to the Borrower's knowledge any conflict with the rights of others with respect thereto or Borrower could obtain such intellectual property in a manner which could not be reasonably expected to have a Material Adverse Effect.

          Section 4.1.24. RELATED TRANSACTION DOCUMENTS. The Borrower has, on or prior to the date hereof, delivered to the Lenders true copies of the Related Transaction Documents, and each and every amendment or modification thereto existing as of the Closing Date.

                                   ARTICLE 5.

                            COVENANTS OF THE BORROWER

          Section 5.1. AFFIRMATIVE COVENANTS OF THE BORROWER OTHER THAN REPORTING REQUIREMENTS. From the date hereof and thereafter for so long as there is Indebtedness of the Borrower to any Lender and/or the Agent under any of the Financing Documents or any part of the Commitment is in effect, the Borrower will, with respect to itself and, unless noted otherwise below, with respect to each of its Subsidiaries, ensure that each Subsidiary will, unless the Majority Lenders shall otherwise consent in writing:

         Section 5.1.1. PAYMENT OF TAXES, ETC. Pay and discharge all taxes and assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for the same which, if unpaid, might become a Lien upon any of its properties, provided that (unless and until foreclosure, restraint, sale or any similar proceeding is pending and is not stayed, discharged or bonded within 60 days after commencement) the Borrower shall not be required to pay, any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and for which proper reserve or other provision has been made in accordance with GAAP, unless failure to pay could not reasonably be expected to result in a Material Adverse Effect.

          Section 5.1.2. MAINTENANCE OF INSURANCE. Maintain on the collateral under any of the Security Documents insurance against loss by fire, hazards included within the term "extended coverage", and such other hazards, casualties and contingencies as the Agent may from time to time reasonably require, in an amount equal to one hundred percent (100%) of the replacement cost of the collateral under any of the Security Documents and business interruption insurance in the amount of at least $4,000,000. All policies of such insurance and all renewals thereof shall be in form and substance acceptable to Agent, shall be made payable in case of loss to the Agent as loss payee as its interest may appear and mortgagee and shall contain an endorsement requiring thirty (30) days prior written notice to the Agent prior to cancellation or change in the coverage, scope or amount of any such policies. Borrower shall also keep in full force and effect a policy of public liability insurance against claims of bodily injury, death or property damage occurring in any building in which the limits of liability shall not be less than One Million Dollars ($1,000,000) per person and Two Million Dollars ($2,000,000) per accident, together with an excess liability policy in the amount of Two Million Dollars ($2,000,000) which shall be in addition to the limits above set forth. Borrower shall increase the limits of such liability insurance to such higher amounts as the Agent may from time to time reasonably require. Certificates of all such insurance shall be delivered to the Agent concurrently with the execution and delivery of this Agreement, and thereafter all renewal or replacement certificates shall be delivered to the Agent not less than thirty (30) days prior to the expiration date of the policy to be renewed or replaced, accompanied by evidence reasonably satisfactory to the Agent that all premiums payable with respect to such policies have been paid by Borrower. Borrower shall have the right of free choice in the selection of the agent or the insurer through or by which the insurance required hereunder is to be placed; provided, however, said insurer has at all times a general policyholder's rating of A or A+ in Best's latest rating guide. Furthermore, from and after the occurrence of an Event of Default, the Agent shall have the right and is hereby constituted and appointed the true and lawful attorney irrevocable of Borrower, in the name and stead of Borrower, but in the uncontrolled discretion of said attorney,
(i) to adjust, sue for, compromise and collect any amounts due under such insurance policies in the event of loss and (ii) to give releases for any and all amounts received in settlement of losses under such policies; and the same shall, subject to Section 2.6.1.3 of this Agreement, at the option of the Agent, be applied, after first deducting the costs of collection, on account of any Indebtedness the payment of which is secured by any of the Financing Documents, whether or not then due, or, notwithstanding the claims of any subsequent lienor, be used or paid over to Borrower in accordance with reasonable procedures established by the Agent for use in repairing or replacing any damaged or destroyed collateral under any of the Security Documents.

          Section 5.1.3. PRESERVATION OF EXISTENCE, ETC. Preserve and maintain in full force and effect its legal existence, and all material rights, franchises and privileges in the jurisdiction of its organization, preserve and maintain all material licenses, governmental approvals, trademarks, patents, trade secrets, copyrights and trade names owned or possessed by it and which are necessary or, in the reasonable business judgment of the Borrower, necessary or desirable in view of its business and operations or the ownership of its properties and qualify or remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or, in its reasonable business judgment, necessary or desirable in view of its business and operations and ownership of its properties except where the failure to so qualify could not be reasonably expected to have a Material Adverse Effect.

         Section 5.1.4. COMPLIANCE WITH LAWS, ETC. Comply with the requirements of all present and future applicable laws, rules, regulations and orders of any governmental authority having jurisdiction over it and/or its business including, without limitation, regulations of the United States Copyright Office and the Copyright Royalty Tribunal Office, except where the failure to comply could not be reasonably expected to have a Material Adverse Effect.

         Section 5.1.5. VISITATION RIGHTS. Permit, during normal business hours and upon the giving of reasonable notice, the Agent, the Lenders and any agents or representatives thereof, to examine and make copies of (at Borrower's cost and expense (excluding Agent's travel expense) and abstracts from the records and books of account of, and visit the properties of the Borrower and any Subsidiary to discuss the affairs, finances and accounts of the Borrower or any Subsidiary with any of their partners, officers or management level employees and/or any independent certified public accountant of the Borrower and/or any Subsidiary. Prior to the occurrence of a Default or an Event or Default, Agent agrees to limit any such examinations to no more than four (4) such examinations in any calendar year.

         Section 5.1.6. KEEPING OF RECORDS AND BOOKS OF ACCOUNT. Keep adequate records and books of account, in which complete entries will be made so as to allow Borrower to prepare financial statements in accordance with GAAP and with applicable requirements of any governmental authority having jurisdiction over the Borrower and/or any Subsidiary in question, reflecting all material financial transactions.

         Section 5.1.7. MAINTENANCE OF PROPERTIES, ETC. Subject to SECTION 5.2.3, maintain and preserve all of its properties necessary or useful in the proper conduct of its business in its reasonable business judgment, in good working order and condition, ordinary wear and tear excepted, and in accordance with each of the Security Documents.

         Section 5.1.8. [Post-Closing Items. Complete in a timely fashion all actions required in the Post-Closing Letter.]

         Section 5.1.9. OTHER DOCUMENTS, ETC. Except as otherwise required by this Agreement, pay, perform and fulfill all of its material obligations and covenants under each document, instrument or agreement to which it is a party including, without limitation, the Related Transaction Documents; provided that so long as the Borrower or any Subsidiary is contesting any claimed default unless waived or cured by it or them under any of the foregoing by proper proceedings conducted in good faith and for which any proper reserve or other provision in accordance with and to the extent required by GAAP has been made, such default shall not be deemed a violation of this covenant.

         Section 5.1.10. MINIMUM CONSOLIDATED NET WORTH. Maintain a Consolidated Net Worth in an amount not less than the sum of (i) eighty-five percent (85%) of Consolidated Net Worth as of the Closing Date plus (ii) seventy-five percent (75%) of Net Income for the period beginning as of the Closing Date without any reduction for losses, plus (iii) one hundred (100%) percent of the net proceeds of any offering or sale of an equity security of the Borrower or any Subsidiaries or the conversion to equity of any debt after the Closing Date, to be measured at each Borrower fiscal quarter end on a cumulative basis from the Closing Date.

         Section 5.1.11. MINIMUM DEBT SERVICE COVERAGE RATIO. Maintain a ratio of (i) EBITDA less, for the fiscal period over which EBITDA is measured, the sum of cash taxes paid and Capital Expenditures to (ii) the sum of Total Debt Service for the Borrower fiscal quarters ending January 31, 1999 and April 30, 1999, if Borrower's cash and Cash Equivalent Investments at such date in question exceed $3,000,000, 1.25: 1.00 and otherwise and thereafter of not less than 1.5O: 1.00 at each Borrower fiscal quarter end.

          Section 5.1.12. MAXIMUM RATIO OF TOTAL INDEBTEDNESS FOR BORROWED MONEY TO EBITDA. Maintain at the end of each fiscal quarter of the Borrower a ratio of (i) total Indebtedness for Borrowed Money of the Borrower and its Subsidiaries on a consolidated basis as of the last day of such fiscal quarter to (ii) EBITDA of not greater than 2.00: 1.00.

          Section 5.12(A). MINIMUM NET INCOME. Maintain Net Income of at least $1.00 for each period consisting of the most recent Borrower fiscal quarter and the three immediately preceding Borrower fiscal quarters and in any such four-quarter period have at least $1.00 of Net Income for at least two Borrower fiscal quarters.

          Section 5.1.13. OFFICER'S CERTIFICATES AND REQUESTS. Provide each Officer's Certificate required under this Agreement and each Request so that the statements contained therein are accurate and complete in all material respects.

         Section 5.1.14. DEPOSITORY. Use the Agent as a depository of Borrower's funds.

         Section 5.1.15. CHIEF EXECUTIVE OFFICER. Maintain Jerry S. Rawls as the president or chief executive officer of the Borrower and as the Person with principal executive, operating.. and management responsibility for the Borrower's business and Dr. Frank Levinson as principal technologist of the Borrower or, in each case, obtain a replacement of comparable experience and training in the Borrowees industry reasonably satisfactory to the Majority Lenders within one year of either such Person's ceasing to act in such capacity.

         Section 5.1.16. NOTICE OF PURCHASE OF REAL ESTATE AND LEASES. Promptly notify the Agent in the event that the Borrower shall purchase any real estate or enter into any lease of real estate material to the operation of the Borrower's business, supply the Agent with a copy of the related purchase agreement or of such lease, as the case may be, and if requested by the Agent, execute and deliver, or cause to be executed and delivered, to the Agent for the benefit of the Lenders a deed of trust, mortgage, assignment or other document, together with landlord consents, in the case of leased property, reasonably satisfactory in form and substance to the Agent, granting a valid first Lien (subject to any Liens permitted under SECTION
5.2. 1 hereto on such real property or leasehold as security for the Financing Documents.

         Section 5.1.17. ADDITIONAL ASSURANCES. From time to time hereafter, execute and deliver or cause to be executed and delivered, such additional instruments, certificates and documents, and take all such actions, as the Agent shall reasonably request for the purpose of implementing or effectuating the provisions of the Financing Documents, and upon the exercise by the Agent of any power, right, privilege or remedy pursuant to the Financing Documents which requires any consent, approval, registration, qualification or authorization of any governmental authority or instrumentality, exercise and deliver all applications, certifications, instruments and other documents and papers that the Agent may be so required to obtain.

         Section 5.1.18. APPRAISALS. Permit the Agent and its agents, at any time and in the sole discretion of the Agent or at the request of the Majority Lenders, to conduct appraisals of the Borrower's business, the cost of which shall be borne by the Borrower, including without limitation a field audit of Borrower's accounts receivable by the Agent within 60 days after the Closing Date with results reasonably acceptable to the Agent. Unless a Default or an Event of Default shall have occurred and be continuing, Agent agrees to limit any such examinations to no more than the above-referenced audit of Borrower's accounts receivable and one (1) such examination in any calendar year at a cost to Borrower not to exceed $2,500 per examination.

         Section 5.1.19. ENVIRONMENTAL COMPLIANCE. Comply in all material respects with the requirements of all applicable federal, state, and local environmental laws; notify the Agent promptly in the event of any spill of Hazardous Material affecting the Premises occupied by the Borrower from time to time, which such spill would be reasonably expected to result in or cause a Material Adverse Effect; forward to the Agent promptly any written notices relating to such matters received from any governmental agency; and pay promptly when due any uncontested fine or assessment against the Premises.

         Section 5.1.20. REMEDIATION. In accordance with commercially reasonable practice in place for the jurisdiction where any such event occurs, immediately remediate in accordance with applicable law any Hazardous Material found on the Premises in compliance with applicable laws and at the Borrower's expense, subject however, to the right of the Agent, at the Agent's option but at the Borrower's expense, to have an environmental engineer or other representative review the work being done.

         Section 5.1.21. SITE ASSESSMENTS. Promptly upon the request of the Agent, based upon the Agent's reasonable belief that a material Hazardous Material or other environmental problem exists with respect to any Premises, provide the Agent with a Phase I environmental site assessment report and, if Agent finds a reasonable basis for further assessment in such Phase I assessment, a Phase II environmental site assessment report, or an update of any existing report, all in scope, form and content and performed by such company as may be reasonably satisfactory to the Agent.

         Section 5.1.22. KEY-MAN INSURANCE. The Borrower shall obtain at commercially reasonable rates within thirty (3 0) days of the Closing Date and maintain in force, until canceled or modified with the written consent of the Majority Lenders, an insurance policy on the lives of each of Jerry S. Rawls and Frank Levinson, each in the amount of $1,000,000 naming the Borrower as holder and beneficiary. The obligations of the Borrower pursuant to this Section 5.1.22 shall terminate upon the consummation of a Qualified Initial Public Offering.

         Section 5.1.23. TRADEMARKS, COPYRIGHTS, ETC. Concurrently with the acquisition of any registered trademark, tradename, copyright, patent or service mark grant a first priority perfected Lien thereon to the Agent pursuant to documents in form and substance reasonably satisfactory to the Agent.

     Section 5.2. NEGATIVE COVENANTS OF THE BORROWER. From the date hereof and thereafter for so long as there is Indebtedness of the Borrower to any Lender and/or the Agent under any of the Financing Documents or any part of the Commitment is in effect, the Borrower will not, with respect to itself and, unless noted otherwise below, with respect to each of the Subsidiaries, will ensure that each, such Subsidiary will not, without the prior written consent of the Majority Lenders:

         Section 5.2.1. LIENS, ETC. Create, incur, assume or suffer to exist any Lien of any nature, upon or with respect to any of its properties, now owned or hereafter acquired, or assign as collateral or otherwise convey as collateral, any right to receive income, except that the foregoing restrictions shall not apply to any Liens:

              Section 5.2.1.1. For taxes, assessments or governmental charges or levies on property I if the same shall not at the time be delinquent or thereafter can be paid without penalty or interest, or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or if commenced not stayed, bonded or discharged within 60 days after commencement) are being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve or other provision has been made in accordance with and to the extent required by GAAP;

              Section 5.2.1.2. Imposed by law (or pursuant to customary ordinary course contracts), such as landlords', carriers', warehousemen's and mechanics' liens, bankers' set off rights and other similar Liens arising in the ordinary course of business for sums not yet due or being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve or other provision has been made in accordance with and to the extent required by GAAP;

              Section 5.2.1.3. Arising in the ordinary course of business out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

              Section 5.2.1.4. Arising from or upon any judgment or award, provided that such judgment or award is being contested in good faith by proper appeal proceedings and only so long as execution thereon shall be stayed;

              Section 5.2.1.5. Those set forth on EXHIBIT 1.8;

              Section 5.2.1.6. Those now or hereafter granted pursuant to the Security Documents or otherwise now or hereafter granted to the Agent for the benefit of the Lenders as collateral for the Loans and/or Borrower's other Obligations arising in connection with or under any of the Financing Documents;

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

              Section 5.2.1.7. Deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of the Borrower's or any Subsidiary's business;

              Section 5.2.1.8. Easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of business by the Borrower or any Subsidiary;

              Section 5.2.1.9. Liens securing Indebtedness permitted to exist under Section 5.2.8.3; provided that the Lien securing any such Indebtedness is limited to the item of property purchased or leased in each case and additions, attachments and accessions thereto and proceeds and replacements thereof,

              Section 5.2.1.10. UCC-I financing statements filed solely for notice or precautionary purposes by lessors under operating leases which do not secure Indebtedness and which are limited to the items of equipment leased pursuant to the lease in question- and

              Section 5.2.1.11. Liens on properties in respect of judgments or awards not constituting an Event of Default under Article VI.

              Section 5.2.1.12. Leases or subleases and licenses and sublicenses granted to others in the ordinary course of Borrower's business not interfering in any material respect with the business of Borrower and its Subsidiaries taken as a whole, and any interest or title of a lessor, licensor or under any lease or license.

             Section 5.2.1.13. Liens on assets (including the proceeds thereof and accessions thereto) that existed at the time such assets were acquired by Borrower or a Subsidiary (including liens on assets of any corporation that existed at the time it became or becomes a Subsidiary).

             Section 5.2.1.14. Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation or exportation of goods; and

             Section 5.2.1.15. Liens on insurance proceeds in favor of insurance companies solely to secure the payment of financed premiums.

         Section 5.2.2. ASSUMPTIONS, GUARANTIES, ETC, OF INDEBTEDNESS OF OTHER PERSONS. Assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligation or Indebtedness of any other Person, except:

              Section 5.2.2.1. Guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

              Section 5.2.2.2. Assumptions, guaranties, endorsements and contingent liabilities within the definition of Indebtedness and permitted by
SECTION 5.2.8; and

              Section 5.2.2.3. Those set forth on EXHIBIT 5.2.2.

         Section 5.2.3. ACQUISITIONS, DISSOLUTION, ETC. Except for the consummation of the Related Transactions and any Qualified Initial Public Offering, acquire, in one or a series of transactions, all or any substantial portion of the assets or ownership interests in another Person, or dissolve, liquidate, wind up, merge or consolidate or combine with another Person or except as permitted by Section 2.6.1.4 hereof sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) any material assets, whether now owned or hereafter acquired, except as follows:

         (i) the Borrower may merge into a Delaware corporation newly formed by or on behalf of the Borrower having the same name as the Borrower and which owns all of and only the Borrower's assets and is liable only for the Borrower's liabilities, including without limitation the Obligations all as they exist immediately prior to such merger; provided, that the Borrower shall provide the Agent with at least thirty (30) days prior written notice of any such merger accompanied by such information relating thereto as may be requested by the Agent, together with the creation of such Liens and the execution of such UCC- I financing statements and amendments to the Security Documents as the Agent shall require in its reasonable discretion;

         (ii) the Borrower may sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transaction) material assets, whether now owned or hereafter acquired, or any of Borrower's or any Subsidiary's interest in real property to the extent that (a) such assets are replaced within ninety (90) days of any asset sale, assignment, lease or disposition with assets of like kind, usefulness and value, or (b) such dispositions (w) occur in the ordinary course of the Borrower's business, (x) consist of dispositions of investments permitted under Section 5.2.12, (y) consist of dispositions in connection with sale and leaseback transactions permitted under Section 5.2.6, or (z) consist of dispositions of receivables permitted under
   SECTION 5.2.7. and

         (iii) the Borrower may acquire the ownership interests or assets of another business entity (through a merger, consolidation, stock or asset purchase) engaged in a business permitted by Section 5.2.4 only if the consideration paid or payable by the Borrower or any Subsidiary solely consists of Borrowers or such Subsidiary's common stock, preferred stock or other equity interests and so long as the sum of the amount of such Indebtedness' in the aggregate outstanding at any time and the aggregate outstanding amount of Capitalized Lease Obligations and purchase money Indebtedness, all of the Borrower and any Subsidiaries, does not exceed $2,500,000, assumption by the Borrower of Indebtedness of such business entity outstanding prior to any such acquisition.

         Section 5.2.4. CHANGE IN NATURE OF BUSINESS. Engage in any business other than the business of the Borrower on the date hereof and lines of business incidental or reasonably related thereto.

         Section 5.2.5. OWNERSHIP. Cause or permit the occurrence of any Change of Control.

         Section 5.2.6. LEASES; SALE AND LEASEBACK. Enter into (a) any sale and leaseback arrangement with any lender or investor other than (i) a sale-leaseback entered into within 90 days of the acquisition of the property if immediately after giving effect thereto, no Default or Event of Default shall exist, or (ii) if the lease-back is a Capitalized Lease Obligation and if immediately after giving effect thereto, no Default or Event of Default exists, (b) any lease treated as an operating lease under GAAP, but treated as a loan or financing for United States federal income tax purposes, or (c) any Capitalized Lease Obligations if the aggregate payment obligations of the Borrower thereunder exceed the remainder of $2,500,000 less the sum of the amount of Indebtedness assumed pursuant to SECTION 5.2.3 (III) and the aggregate amount of purchase money Indebtedness permitted under SECTION 5.2.8.3.

         Section 5.2.7. SALE OF ACCOUNTS, ETC. Sell, assign, discount or dispose in any way of any accounts receivable, promissory notes or trade acceptances held by the Borrower or any Subsidiary, with or without recourse, except in the ordinary course of the Borrower's or any Subsidiary's business.

         Section 5.2.8. INDEBTEDNESS. Incur, create, become or be liable directly or indirectly, in any manner with respect to or permit to exist any Indebtedness except:

              Section 5.2.8.1. Indebtedness under the Financing Documents;

              Section 5.2.8.2. Indebtedness with respect to trade payable obligations and other normal accruals and customer deposits in the ordinary course of business not yet due and payable in accordance with customary trade terms or with respect to which the Borrower or any Subsidiary is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent such person has set aside on its books adequate reserves therefor in accordance with and to the extent required by GAAP;

              Section 5.2.8.3. Indebtedness with respect to Capitalized
Lease Obligations permitted under SECTION 5.2.6 and purchase money Indebtedness with respect to real or personal property in an aggregate amount outstanding at any time not to exceed the remainder of $2,500,000 less the sum of the amount of Indebtedness assumed pursuant to SECTION 5.2.3(iii) and Capitalized Lease Obligations described in SECTION 5.2.6; provided that the amount of any purchase money Indebtedness does not exceed 100% of the lesser of the cost or fair market value of the asset purchased with the proceeds of such Indebtedness;

              Section 5.2.8.4. Unsecured Indebtedness in an aggregate amount outstanding at any time not to exceed $250,000 plus any additional subordinated Indebtedness pursuant to the terms of subordination agreements and in an amount reasonably acceptable to Majority Lenders;

              Section 5.2.8.5. Indebtedness listed on EXHIBIT 3.1.1.8;

              Section 5.2.8.6. Indebtedness owing by the Borrower to any Subsidiary or by any Subsidiary to the Borrower or any other Subsidiary.

              Section 5.2.8.7. Indebtedness permitted by SECTION 5.2.2.

              Section 5.2.8.8. Indebtedness outstanding as a refinancing of Indebtedness permitted under another clause of this SECTION 5.2.8 other than SECTIONS 5.2.8.2 or 5.2.8.8; provided that such Indebtedness as refinanced continues to qualify as permitted Indebtedness under the clause of this
SECTION 5.2.8 under which the refinanced Indebtedness was permitted under this SECTION 5.2.8.

              Section 5.2.8.9. Indebtedness incurred by Borrower or any Subsidiary constituting interest rate or currency future, forward or swap contracts entered into for the purpose of hedging interest rate or currency fluctuation risk.

         Section 5.2.9. OTHER AGREEMENTS. Amend any of the terms or conditions of any of the Related Transaction Documents, its certificate of incorporation, if any, any subordination agreement or any indenture, agreement, document, note or other instrument evidencing, securing or relating to any other Indebtedness permitted under SECTION 5.2.8, in each case in a manner materially adverse to the Agent or any of the Lenders.

         Section 5.2.10. [INTENTIONALLY OMITTED.]

         Section 5.2.11. Dividends, Payments and Distributions. Except for the consummation of the Related Transactions, a Qualified Initial Public Offering, repurchases of capital stock solely with the proceeds of newly issued shares of capital stock (but only to the extent no Change of Control has occurred or occurs immediately thereafter) or any employee stock redemptions in the ordinary course of the Borrower's business pursuant to qualified or nonqualified employee stock plans, declare or pay any dividends or make any other distribution of cash or property or both to any of the Stockholders on account of such Stockholder's stock or use any of its assets for payment, purchase, conversion, redemption, defeasance, sinking fund payment, retention, acquisition or retirement of any beneficial interest in the Borrower or set aside or reserve assets for sinking or like funds for any of the foregoing purposes, make any other distribution by reduction of capital or otherwise in respect of any beneficial interest in the Borrower or permit any Subsidiary which is not a wholly-owned Subsidiary so to do; provided that the foregoing shall not apply to (i) any dividend or distribution payable solely in the common stock, preferred stock or other equity of the Borrower or (ii) any conversion of the Borrowers preferred stock or Indebtedness into common stock or other equity of the Borrower so long as Borrower makes no payment or distribution of cash or other property other than Borrower common stock, preferred stock or other equity of the Borrower in connection therewith.

         Section 5.2.12. INVESTMENTS IN OR TO OTHER PERSONS. Make or commit to make any Investment in or to any other Person (including, without limitation, any Subsidiary) other than (i) advances to employees for business expenses not to exceed $10,000 in the aggregate outstanding for any one employee and not to exceed $50,000 in the aggregate outstanding at any one time to all such employees, (ii) other employee loans extended after the Closing Date in amounts not to exceed $10,000 in the aggregate outstanding for any one employee and not to exceed $100,000 in the aggregate outstanding at any one time to all such employees except that the Borrower shall be permitted to make loans of up to $500,000 in the aggregate outstanding at any time with terms. not to exceed one year to employees relocating to the Borrower for financing housing on an interim basis for such employees and their families, (iv) Cash Equivalent Investments, (v) Investments in accounts, contract rights and chattel paper (as defined in the Uniform Commercial Code) and notes receivable, arising or acquired in the ordinary course of business, (vi) Investments described on
EXHIBIT 5.2.2 and (vii) establishment of a wholly-owned "Foreign International Sales Corporation" as defined in the Code or any other Subsidiary; provided that any such Subsidiaries' assets or Investment by the Borrower therein shall not exceed in the aggregate at any time 10% of Consolidated Net Worth.

         Section 5.2.13. TRANSACTIONS WITH AFFILIATES. Except as contemplated by the Equity Documents and Related Transaction Documents, engage in any transaction or enter into any agreement with an Affiliate, or in the case of Affiliates or Subsidiaries, with the Borrower or another Affiliate or Subsidiary, except, as permitted by any other provision of this Agreement and then only on an arm's length basis except as set forth on EXHIBIT 5.2.13.

         Section 5.2.14. CHANGE OF FISCAL YEAR.  Change its fiscal year.

         Section 5.2.15. SUBORDINATION OF CLAIMS. Subordinate any present or future claim against or obligation of another Person, except as ordered in a bankruptcy or similar creditors, remedy proceeding of such other Person or pursuant to subordination agreements reasonably acceptable to the Majority Lenders.

         Section 5.2.16. COMPLIANCE WITH ERISA. With respect to
Borrower and any Commonly Controlled Entity (a) withdraw from or cease to have an obligation to contribute to, any Multiemployer Plan so as to result in any material liability of the Borrower or any Commonly Controlled Entity to PBGC or to any Multiemployer Plan, (b) engage in any "prohibited transaction" (as defined in Section 4975 of the Code) involving any Plan which would result in a material liability of the Borrower or any Commonly Controlled Entity for an excise tax or civil penalty in connection therewith,
(c) except for any deficiency caused by a waiver of the minimum funding requirement under sections 412 and/or 418 of the Code, as described above, incur or suffer to exist any material "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code) of the Borrower or any Commonly Controlled Entity, whether or not waived, involving any Single Employer Plan, (d) incur or suffer to exist any Reportable Event or the appointment of a trustee or institution of proceedings for appointment of a trustee for any Single Employer Plan if, in the case of a Reportable Event, such event continues unremedied for ten (10) days after notice of such Reportable Event pursuant to sections 4043(a), (c) or (d) of ERISA is given, if in the reasonable opinion of the Majority Lenders any of the foregoing is likely to result in a Material Adverse Effect, (e) permit the assets held under any Plan to be insufficient to protect all accrued benefits, (f) allow or suffer to exist any event or condition, which presents a material risk of incurring a material liability of the Borrower or any Commonly Controlled Entity to PBGC by reason of termination of any such Plan or (g) cause or permit any Plan maintained by Borrower and/or any Commonly Controlled Entity to be out of compliance with ERISA. For purposes of this SECTION 5.2.16 "material liability" shall be deemed to mean any liability of Fifty Thousand Dollars ($50,000) or more in the aggregate.

         Section 5.2.17. [INTENTIONALLY OMITTED.]

         Section 5.2.18. HAZARDOUS WASTE. Become involved, or permit, to the extent reasonably possible after the exercise by the Borrower of reasonable due diligence and preventive efforts, any tenant of its real property to become involved, in any unlawful operations at such real property generating, storing, disposing, or handling Hazardous Material or any other activity that could lead to the imposition on the Borrower or the Agent or any Lender, or any such real property of any material liability or Lien under any environmental laws.

         Section 5.2.19. OTHER RESTRICTIONS ON LIENS. Enter into any agreement or otherwise agree to or grant any restriction substantially similar to the provisions of SECTION 5.2.1 hereof or which would otherwise have the effect of prohibiting, restricting, impeding or interfering with the creation subsequent to the Closing Date of additional Liens to secure the Obligations; provided that the foregoing shall not apply to (i) customary provisions in license or similar agreements that restrict the ability of the Borrower or its Subsidiaries to assign, transfer, license or sublicense any intellectual property subject to such license or agreement or (ii) negative pledge provisions in operating leases, capital leases or other equipment finance agreements; provided such negative pledge agreements restrict only Liens on the equipment subject to such lease or agreement together with any extensions, additions, replacements or proceeds of such equipment.

     Section 5.3. REPORTING REQUIREMENTS. From the date hereof and thereafter for so long as the Borrower is indebted to any Lender and/or the Agent under any of the Financing Documents, the Borrower will, unless the Majority Lenders shall otherwise consent in writing, furnish or cause to be furnished to the Agent for distribution to the Lenders:

         Section 5.3.1. Promptly upon acquiring knowledge of a Default or an Event of Default or Default, continuing on the date of such statement, the written statement of an Authorized Representative setting forth details of such Event of Default or Default and the actions which the Borrower has taken and proposes to take with respect thereto,

         Section 5.3.2. As soon as practicable after the end of each Borrower fiscal year and in any event within 90 days after the end of each such fiscal year, consolidated and consolidating balance sheets of the Borrower and any Subsidiaries as at the end of such year, and the related statements of income and cash flows or shareholders' equity of the Borrower and its Subsidiaries setting forth in each case the corresponding figures for the preceding fiscal year, such statements to be certified by a firm of independent certified public accountants selected by Borrower with a recognized national reputation, to be accompanied by a true copy of said auditors' management letter, if one was provided to the Borrower, and to contain a statement to the effect that such accountants have examined SECTIONS 5.1.10 through 5.1.13 and 5.2.17 and that no Default or Event of Default exists on account of Borrower's failure to have been in compliance therewith on the date of such statement, said accountants' examination of the financial statements to be conducted in accordance with GAAP, including but not limited to all such tests of the accounting records as are considered necessary in the circumstances by the independent certified public accountants preparing such statements;

         Section 5.3.3. As soon as is practicable after the end of each fiscal quarter of each Borrower fiscal year and in any event within 45 days thereafter, consolidated balance sheets of the Borrower and any Subsidiaries as of the end of such period and the related statements of income and cash flows and shareholders' equity of the Borrower and any Subsidiaries, subject to changes resulting from year-end adjustments, together, subject to SECTION 5.3.7, with a comparison to the Budget for the applicable period, such balance sheets and statements to be prepared and certified by an Authorized Representative in an Officer's Certificate as having been prepared in accordance with GAAP except for footnotes and year-end adjustments, and to be in form reasonably satisfactory to the Agent;

         Section 5.3.4. Simultaneously with the furnishing of each of the year-end consolidated and consolidating financial statements of the Borrower and any Subsidiaries to be delivered pursuant to SECTION 5.3.2 and each of the consolidated quarterly statements of the Borrower and the Subsidiaries to be delivered pursuant to SECTION 5.3.3 an Officers Certificate of an Authorized Representative which shall contain a statement in the form of
EXHIBIT 3.1.1.1O to the effect that no Event of Default or Default has occurred, without having been waived in writing, or if there shall have been an Event of Default not previously waived in writing pursuant to the provisions hereof, or a Default, such Officer's Certificate shall disclose the nature thereof and the actions the Borrower has taken and prepare to take with respect thereto. Each such Officer's Certificate shall also contain a calculation of and certify to the accuracy of the amounts required to be calculated in the financial covenants of the Borrower contained in this Agreement and described in EXHIBIT 3.1.1.10;

         Section 5.3.5. Promptly after the commencement thereof, notice of all material actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower and/or any Subsidiary;

         Section 5.3.6. The borrowing base certificates required pursuant to
SECTION 2.1 hereof and, within 15 days after preparation and receipt thereof by the Borrower, true copies of the Borrower's 1996 and 1997 audited financial statements;

         Section 5.3.7. On or before May 31 of each fiscal year of the Borrower, an updated proposed budget, prepared on a quarterly basis, and updated financial projections for the Borrower and any Subsidiaries on a consolidated basis (together, the "Budget") for such fiscal year, setting forth in detail reasonably satisfactory to the Agent the projected results of operations of the Borrower and any Subsidiaries on a consolidated quarterly basis, detailed Capital Expenditures plan and stating underlying assumptions and accompanied by a written statement of an Authorized Representative certifying as to the approval of such Budget by Borrower's board of directors,

          Section 5.3.8. Subject to the limitations set forth in SECTION 5.1.5, such other information respecting the Business Condition of the Borrower or any Subsidiaries as the Agent or any Lender may from time to time reasonably request;

          Section 5.3.9. Written notice of the fact and of the details of any material sale or transfer of any ownership interest in the Borrower or any Subsidiary given promptly after the

Borrower acquires knowledge thereof, provided, however, that this clause shall not be deemed to constitute or imply any consent to any such sale or transfer;

               Section 5.3.10. Prompt written notice of loss of the President, Chief Executive Officer, the Principal Technologist, the Treasurer, the Director of Marketing and/or the Director of Operations or any Material Adverse Effect and an explanation thereof and of the actions the Borrower and/or such Subsidiary propose to take with respect thereto; and

               Section 5.3.11. Written notice of the following events, as soon as possible and in any event within 15 days after the Borrower knows or has reason to know thereof. (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, or (ii) the institution of proceedings or the taking or expected taking of any other action by PBGC or the Borrower or any Commonly Controlled Entity to terminate, withdraw or partially withdraw from any Plan and, with respect to any Multiemployer Plan, the Reorganization (as defined in Section 4241 of ERISA) or Insolvency (as defined in Section 4245 of ERISA) of such Multiemployer Plan and in addition to such notice, deliver to the Agent whichever of the following may be applicable: (a) an Officer's Certificate setting forth details as to such Reportable Event and the action that the Borrower or Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or b) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be.

                                   ARTICLE 6.

                                EVENTS OF DEFAULT

         Section 6.1. EVENTS OF DEFAULT. The Borrower shall be in default under each of the Financing Documents, upon the occurrence of any one or more of the following events (`Events of Default"):

               Section 6.1.1. If the Borrower shall fail to make due and punctual payment of any principal, fees, interest and/or other amounts payable under this Agreement as provided in any Note and/or in this Agreement when the same is due and payable except that it shall not be an Event of Default if any interest, fees and/or other amounts (excluding principal) is paid within 5 Business Days in the case of interest and fees or 30 Business Days for all such other amounts (other than principal), in all such cases after it is due and payable, whether at the due date thereof or at a date fixed for prepayment or if the Borrower shall fail to make any such payment of fees, interest, principal and/or any other amount under this Agreement and/or under any Note on the date when such payment becomes due and payable by acceleration;

               Section 6.1.2. To the extent not described in SECTION 6.1.3, if the Borrower or any Subsidiary shall make an assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall admit in writing its inability to pay its debts as they become due or shall file a voluntary petition in bankruptcy, or shall file any petition or answer seeking any reorganization, arrangement, composition, adjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or other applicable federal, state or


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

other statute, law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of it or of all or any substantial part of its properties, or if partnership or corporate action shall be taken for the purpose of effecting any of the foregoing; or

               Section 6.1.3. If (i) the Borrower or any Subsidiary shall be the subject of a bankruptcy proceeding, or (ii) any proceeding against any of them seeking any reorganization, arrangement, composition, adjustment, liquidation, dissolution, or similar relief under the present or any future federal bankruptcy law or other applicable federal, foreign state or other statute, law or regulation shall be commenced, or (iii) any trustee, receiver or liquidator of any of them or of all or any substantial part of any or all of their properties shall be appointed without their consent or acquiescence; provided that in any of the cases described above in this SECTION 6. 1.3, such proceeding or appointment shall not be an Event of Default if the Borrower or the Subsidiary in question shall cause such proceeding or appointment to be discharged, vacated, dismissed or stayed within ninety (90) days after commencement thereof, or

               Section 6.1.4. If final judgment or judgments aggregating more than $500,000 (after giving effect to the proceeds of any insurance coverage received by the Borrower, any Subsidiary or the Agent) shall be rendered against the Borrower or any Subsidiary and shall remain undischarged, unstayed or unpaid for an aggregate of sixty (60) days (whether or not consecutive) after entry thereof, or

               Section 6.1.5. If the Borrower or any Subsidiary shall default (after giving effect to any applicable notice or grace period) in the due and punctual payment of the principal of or interest on any Indebtedness exceeding in the aggregate $500,000 (other that, the Loans), or if any default shall have occurred and be continuing after any applicable notice or grace period under any mortgage, note or other agreement evidencing, securing or providing for the creation of such Indebtedness, which results in the acceleration of such Indebtedness or which permits, or with the giving of notice would permit, any holder or holders of any such Indebtedness to accelerate the stated maturity thereof, or

               Section 6.1.6. If there shall be a default in the performance of the Borrowees obligations under SECTION 5.1.3 (insofar as such Section requires the preservation of the corporate existence of the Borrower or any Subsidiary), any of SECTIONS 5.1.2, 5.1.10 through 5.1.13 or SECTION 5.2 of this Agreement; or

               Section 6.1.7. If there shall be any Default in the performance of any covenant or condition contained in this Agreement or in any of the other Financing Documents to be observed or performed pursuant to the terms hereof or any Financing Document, as the case may be, or to the extent such default would have a Material Adverse Effect, any failure by the Borrower to pay any amounts due under any indemnification obligation of the Borrower under any of the Related Transaction Documents, other than a covenant or condition referred to in any other subsection of this Section 6.1 and such Default shall continue unremedied or unwaived, (i) in the case of any covenant or condition contained in Section 5.3, for thirty (30) Business Days, or (ii) in the case of any other covenant or condition for which no other grace period is provided, for thirty
(30) days, or (iii) in the case of any other covenant or condition for which another grace period is provided, for such grace period, or (iv) if any of the representations and warranties made or deemed made by the Borrower to the Agent and/or any Lender pursuant to any of the

Financing Documents proves to have been false or misleading in any material respect when made and such falseness or misleading representation or warranty would be reasonable likely to have a material adverse effect on the Agent or any Lender or their rights and remedies or a Material Adverse Effect; or

               Section 6.1.8. If there shall be any attachment of any deposits or other property of the Borrower and/or any Subsidiary in the possession of any Lender or any attachment of any other property of the Borrower and/or any Subsidiary in an amount exceeding in the aggregate $500,000, which shall not be discharged, vacated or stayed within sixty (60) days of the date of such attachment; or

               Section 6.1.9. Any certification of the financial statements, furnished to the Agent pursuant to SECTION 5.3.2, shall contain any qualification; provided, however, that such qualifications will not be deemed an Event of Default if in each case (i) such certification shall state that the examination of the financial statements covered thereby was conducted in accordance with generally accepted auditing standards, including but not limited to all such tests of the accounting records as are considered necessary in the circumstances by the independent certified public accountants preparing such statements, (ii) such financial statements were prepared in accordance with GAAP and (iii) since qualification does not involve the "going concern" status of the entity being reported upon.

                                    ARTICLE 7.

                               REMEDIES OF LENDERS

         Upon the occurrence and during the continuance of any one or more of the Events of Default, the Agent, at the request of the Majority Lenders, shall, by written notice to the Borrower, declare the obligation of the Lenders to make or maintain the Loans to be terminated, whereupon the same and the Commitment shall forthwith terminate, and the Agent, at the request of the Majority Lenders, shall, by notice to the Borrower, declare the entire unpaid principal amount of each Note and all fees and interest accrued and unpaid thereon and/or under this Agreement, and/or any of the other Financing Documents and any and all other Indebtedness under this Agreement, each Note and/or any of the other Financing Documents to the Agent and/or any of the Lenders and/or to any holder of all or any portion of each Note to be forthwith due and payable, whereupon each Note, and all such accrued fees and interest and other such Indebtedness shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of an Event of Default under SECTIONS 6.1.2 or 6.1.3, all of the unpaid principal amount of each Note, all fees and interest accrued and unpaid thereon and/or under this Agreement and/or under any of the other Financing Documents and any and all other such Indebtedness of the Borrower to any of the Lenders and/or to any such holder shall thereupon be due and payable in full without any need for the Agent and/or any Lender to make any such declaration or take any action and the Lenders' obligations to make the Loans shall simultaneously terminate. The Agent shall, in accordance with the votes of the Majority Lenders, exercise all remedies on behalf of and for the account of each Lender and on behalf of its respective Pro Rata Share of the Loans, its Note and Indebtedness of the Borrower owing to it or any of the foregoing, including, without limitation, all remedies available under or as a result of this Agreement, the Notes or any of the other Financing
Documents or any other document, instrument or agreement now or hereafter securing any Note without any such exercise being deemed to modify in any way the fact that each Lender shall be deemed a separate creditor of the Borrower to the extent of its Note and Pro Rata Share of the Loans and any other amounts payable to such Lender under this Agreement and/or any of the other Financing Documents and the Agent shall be deemed a separate creditor of the Borrower to the extent of any amounts owed by the Borrower to the Agent.

                                    ARTICLE 8.

                                      AGENT

         Section 8.1. APPOINTMENT. The Agent is hereby appointed as Agent, hereunder and each Lender hereby authorizes the Agent to act under the Financing Documents as its Agent hereunder and thereunder, respectively. The Agent agrees to act as such upon the express conditions contained in this Article 8. The provisions of this Article 8 are solely for the benefit of the Agent, and, except as expressly provided in SECTION 8.6 neither the Borrower nor any third party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Financing Documents to which the Agent is a party, the Agent shall act solely as Agent of the Lenders and does not assume nor shall the Agent be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower, any of the Stockholders, any Affiliate or any Subsidiary.

         Section 8.2.      POWERS: GENERAL IMMUNITY.

               Section 8.2.1. DUTIES SPECIFIED. Each Lender irrevocably authorizes the Agent to take such action on such Lender's behalf, including, without limitation, to execute and deliver the Financing Documents to which the Agent is a party and to exercise such powers hereunder and under the Financing Documents and other instruments and agreements referred to herein as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. The Agent shall have only those duties and responsibilities which are expressly specified in this Agreement or in any of the Financing Documents and may perform such duties by or through its agents or employees. The duties of the Agent shall be mechanical and administrative in nature; and the Agent shall not have by reason of this Agreement or any of the Financing Documents a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the Security Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any of the Financing Documents or the other instruments and agreements referred to herein except as expressly set forth herein or therein.

               Section 8.2.2. NO RESPONSIBILITY FOR CERTAIN MATTERS. The Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of any of the Financing Documents or any other document, instrument or agreement now or hereafter executed in connection herewith or therewith, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith by or on behalf of the Borrower, any of the Stockholders, and/or any Subsidiary to the Agent or any Lender, or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

               Section 8.2.3. EXCULPATORY PROVISIONS. Neither the Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted hereunder or under any of the Financing Documents, or in connection herewith or therewith unless caused by its or their gross negligence or willful misconduct. If the Agent shall request instructions from Lenders with respect to any action (including the failure to take an action) in connection with any of the Financing Documents, the Agent shall be entitled to refrain from taking such action unless and until the Agent, shall have received instructions from the Majority Lenders (or all of the Lenders if the action requires their consent). Without prejudice to the generality of the foregoing, (i) the Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower, any of the Stockholders, and/or any Subsidiary), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or (where so instructed) refraining from acting under any of the Financing Documents or the other instruments and agreements referred to herein in accordance with the instructions of the Majority Lenders (or all of the Lenders if the action requires their consent). The Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under any of the Financing Documents or the other instruments and agreements referred to herein unless and until it has obtained the instructions of the Majority Lenders (or all of the Lenders if the action requires their consent).

               Section 8.2.4. AGENT ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Fleet in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Commitment, Fleet shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include Fleet in its individual capacity. The Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower, any of the Stockholders, or any Affiliate or Subsidiary as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower and/or any of such other Persons for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

         Section 8.3. REPRESENTATIONS AND WARRANTIES: NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS. Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower, the Stockholders and any Subsidiaries of any of them in connection with the making of the Loans hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Borrower, the


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

Stockholders and the Subsidiaries. The Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to. provide any Lender with any credit or other information with respect thereto whether coming into its possession before the making of any Loan or any time or times thereafter (except for information received by the Agent under SECTION 5.3 hereof which the Agent will promptly forward to the Lenders), and the Agent shall further not have any responsibility with respect to the accuracy of or the completeness of the information provided to any of the Lenders.

         Section 8.4. RIGHT TO INDEMNITY. Each Lender severally agrees to indemnify the Agent proportionately to its Pro Rata Share of the Loans, to the extent the Agent shall not have been reimbursed by or on behalf of the Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder or in any way relating to or arising out of this Agreement and/or any of the other Financing Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

         Section 8.5. PAYEE OF NOTE TREATED AS OWNER. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange for such Note.

         Section 8.6. RESIGNATION BY AGENT.

               Section 8.6.1. The Agent may resign from the performance of all its functions and duties under the Financing Documents at any time by giving 30 days' prior written notice to the Borrower and each of the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent, of appointment pursuant to SECTIONS 8.6.2 and 8.6.3 below or as otherwise provided below.

               Section 8.6.2. Upon any such notice of resignation, the Majority Lenders shall appoint a successor Agent, who shall be a Lender and, so long as no Default or Event of Default exists and is continuing, who shall be reasonably satisfactory to the Borrower and is generally familiar and has lending experience with technology based industries and in any event shall be an incorporated bank or trust company with a combined surplus and undivided capital of at least Five Hundred Million Dollars ($500,000,000).

               Section 8.6.3. If a successor Agent shall not have been so appointed within said `30 day period, the resigning Agent, with the consent of the Borrower, which shall not be


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

unreasonably withheld or delayed, shall then appoint a successor Agent, who shall be a Lender and who shall serve as the Agent, until such time, if any, as the Majority Lenders, and so long as no Default or Event of Default exists and is continuing, with the consent of the Borrower, which shall not be unreasonably withheld or delayed, appoint a successor Agent as provided above.

               Section 8.6.4. If no successor Agent has been appointed pursuant to SECTIONS 8 6.2 or 8.6.3 by the 40th day after the date such notice of resignation was given by the resigning Agent, the resigning Agent's resignation shall become effective and the Majority Lenders shall thereafter perform all the duties of the resigning Agent under the Financing Documents including without limitation directing the Borrower on how to submit Requests and Interest Rate Elections and otherwise on administration of the Agent's duties under the Financing Documents and the Borrower shall comply therewith so long as such directions do not have an adverse effect on the Borrower or any Subsidiary until such time, if any, as the Majority Lenders, and so long as no Default or Event of Default exists and is continuing, with the consent of the Borrower, which shall not be unreasonably withheld or delayed, appoint a successor Agent, as provided above.

         Section 8.7. SUCCESSOR AGENT. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent, shall be discharged from its duties and obligations as the Agent under the Financing Documents. After any retiring Agent's resignation hereunder as the Agent the provisions of this
Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under the Financing Documents.

                                    ARTICLE 9.

                                  MISCELLANEOUS

         Section 9.1. CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

               Section 9.1.1. Except to the extent prohibited by applicable law, the Borrower irrevocably:

                           Section 9.1.1.1.      agrees that any suit,
action, or other legal proceeding arising out of any of the Financing Documents or any of the Loans may be brought in the courts of record of The Commonwealth of Massachusetts or the State of California or any other state(s) in which any of the Borrower's assets are located or the courts of the United States located in The Commonwealth of Massachusetts or the State of California or any other state(s) in which any of the Borrower's assets are located;

                           Section 9.1.1.2. consents to the jurisdiction of
each such court in any such suit, action or proceeding; and

                           Section 9.1.1.3. waives any objection which it may
have to the laying of venue of such suit, action or proceeding in any of such courts.

         For such time as any of the Indebtedness of the Borrower to any Lender and/or the Agent shall be unpaid in whole or in part and/or the Commitment is in effect, the Borrower irrevocably


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

designates the registered agent or agent for service of process of the Borrower as reflected in the records of the Secretary of State of California as its registered agent, and, in the absence thereof, the Secretary of State of California as its agent to accept and acknowledge on its behalf service of any and all process in any such suit, action or proceeding brought in any such court and agrees and consents that any such service of process upon such agent and written notice of such service to the Borrower by registered or certified mail shall be taken and held to be valid personal service upon the Borrower regardless of where the Borrower shall then be doing business and that any such service of process shall be of the same force and validity as if service were made upon it according to the laws governing the validity and requirements of such service in each such state and waives any claim of lack of personal service or other error by reason of any such service. Any notice, process, pleadings or other papers served upon the aforesaid designated agent shall, within three (3) Business Days after such service, be sent by the method provided therefor under Section 9 6 to the Borrower at its address set forth in this Agreement. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF ANY DISPUTE BETWEEN THE BORROWER AND THE AGENT AND/OR THE LENDERS WITH RESPECT TO THE FINANCING DOCUMENTS AND/OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY.

         Section 9.2. RIGHTS AND REMEDIES CUMULATIVE. No right or remedy conferred upon or reserved to the Agent and/or the Lenders in any of the Financing Documents is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given under any of the Financing Documents or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy under any of the Financing Documents, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

         Section 9.3. DELAY OR OMISSION NOT WAIVER. No delay in exercising or failure to exercise by the Agent and/or the Lenders of any right or remedy accruing upon any Default or Event of Default shall impair any such right or remedy or constitute a waiver of any such Default or Event of Default or an acquiescence therein. Every right and remedy given by any of the Financing Documents or by law to the Agent and/or any of the Lenders may be exercised from time to time, and as often as may be deemed expedient, by the Agent and/or any of the Lenders.

         Section 9.4. WAIVER OF STAY OR EXTENSION LAWS. The Borrower covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of any of the Financing Documents; and the Borrower (to the extent that it may lawfully to do so) hereby expressly waives all benefit and advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Agent and/or any of the Lenders, but will suffer and permit the execution of every such power as though no such law had been enacted, except to the extent the Agent or any Lender is guilty of willful misconduct or gross negligence.

         Section 9.5. AMENDMENTS, ETC. No amendment, modification, termination, or waiver of any provision of any of the Financing Documents nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in a written notice given to the Borrower by the Agent and consented to in writing by the Majority Lenders (or by the Agent acting alone if any specific provision of this Agreement provides that the Agent, acting alone, may grant such amendment, modification, termination, waiver or departure) and the Agent shall give any such notice if the Majority Lenders so consent or direct the Agent to do so- provided, however, that any such amendment, modification, termination, waiver or consent shall require a written notice given to the Borrower by the Agent and consented to in writing by all of the Lenders if the effect thereof is to (i) change any of the provisions affecting the interest rate on the Loans, (ii) extend or modify the Commitment, (iii) discharge or release the Borrower from its obligation to repay all principal due under the Loans or release any collateral or guaranty for the Loans, (iv) change any Lender's Pro Rata Share of the Commitment or the Loans, (v) modify this SECTION 9.5, (vi) change the definition of Majority Lenders, (vii) extend any scheduled due date for payment of principal, interest or fees or
(viii) permit the-Borrower to assign any of its rights under or interest in this Agreement, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Any amendment or modification of this Agreement must be signed by the Borrower, the Agent and at least all of the Lenders consenting thereto who shall then hold the Pro Rata Shares of the Loans required for such amendment or modification under this SECTION 9.5 and the Agent shall sign any such amendment if such Lenders so consent or direct the Agent to do so provided that any Lender dissenting therefrom shall be given an opportunity to sign any such amendment or modification. Any amendment of any of the Security Documents must be signed by each of the parties thereto. No notice to or demand on the Borrower and no consent, waiver or departure from the terms of this Agreement granted by the Agent and/or the Lenders in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

         Section 9.6. ADDRESSES FOR NOTICES, ETC. All notices, requests, demands and other communications provided for hereunder (other than those which, under the terms of this Agreement, may be given by telephone, which shall be effective when received verbally) shall be in writing (including telecopied communication) and mailed (provided that in the case of items referred to in the next-to-last sentence of SECTION 9.1 and the items set forth below as requiring a copy to legal counsel for the Borrower, the Agent or a Lender, such items shall be mailed by overnight courier for delivery the next Business Day), telecopied or delivered to the applicable party at the addresses indicated below:

         If to the Borrower:

              Finisar Corporation
              274 Ferguson Drive
              Mountain View, California 94043
              Attention:        President
              Telecopy:         (650) 6914010


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

         With a copy to (if given pursuant to any of SECTIONS 5.3.1, 5.3.5, 5.3.9, and 5.3.10 and 5.3.11) :

              Wilson, Sonsini, Goodrich & Rosati
              650 Page Mill Road
              Palo Alto, CA 94304-1050
              Attn:    Robert Claassen, Esq.
              Telecopy:         (650) 493-6811

         If to Fleet National Bank as the Agent and/or a Lender:

              Fleet National Bank
              Mailstop: MA OFD07A
              One Federal Street
              Boston, Massachusetts 02110
              Attention: Mathew M. Glauninger, Senior Relationship Manager and Vice President
              Telecopy:         (617) 346-0151

     With a copy to (if given pursuant to any of Sections 5.3.1, 5.3.9, 5.3.10 and 5.3.11)

              Hinckley, Allen & Snyder
              28 State Street
              Boston, Massachusetts 02109
              Attention:        Malcolm Farmer III, Esquire
              Telecopy:         (617) 345-9020

         If to any other Lender, to the address set forth on EXHIBIT 1.9.

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to the delivery with the terms of this Section. All such notices, requests, demands and other communications shall be effective when received. Requests, certificates, other items provided pursuant to Section 5.3 and other routine mailings or notices need not be accompanied by a copy to legal counsel for the Lenders or the Borrower.

         Section 9.7. COSTS, EXPENSES AND TAXES. The Borrower agrees to pay on demand the reasonable fees and out-of-pocket expenses of Messrs. Hinckley, Allen & Snyder, counsel for the Agent and of any local counsel retained by the Agent in connection with the preparation, execution, delivery, syndication and administration of the Financing Documents and the Loans and any subsequent amendments, waivers, or consents with respect thereto. The Borrower agrees to pay on demand all reasonable costs and expenses (including without limitation reasonable attorneys' fees) incurred by the Agent and/or any Lender, upon or after the occurrence and during the continuance of any Default or Event of Default, if any, in connection with the enforcement of any of the Financing Documents and any amendments, waivers, or consents with respect thereto. In addition, the Borrower shall pay on demand any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of the Financing Documents, and agrees to save the Lenders and the Agent harmless


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

from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees, except those resulting from the Lenders' or Agent's gross negligence or willful misconduct.

         Section 9.8. PARTICIPATIONS. Subject to compliance with the proviso in the first sentence of SECTION 9.11, any Lender may sell participations in all or part of the Loans made by it and/or its Pro Rata Share of the Commitment or any other interest herein to a financial institution having at least $500,000,000 of assets, in which event the participant shall not have any rights under any of the Financing Documents (including, without limitation, any rights to vote on requested waivers of Defaults or Events of Default) (the participant's rights against such Lender in respect of that participation to be those set forth in the Agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder or thereunder shall be determined as if such Lender had not sold such participation. Such Lender may furnish any information concerning the Borrower and any Subsidiary in the possession of such Lender from time to time to participants (including prospective participants); provided that such Lender and any participant comply with the provision in SECTION 9.11.7 as if any such participant was a Substituted Lender.

         Section 9.9. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Lenders and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein Without the prior written consent of the Agent and the Lenders. This Agreement and all covenants, representations and warranties made herein and/or in any of the other Financing Documents shall survive the making of the Loans, the execution and delivery of the Financing Documents and shall continue in effect so long as any amounts payable under or in connection with any of the Financing Documents or any other Indebtedness of the Borrower to the Agent and/or any Lender remains unpaid or the Commitment remains outstanding; provided, however, that SECTIONS
2.2 3 and 9.7 shall, except to the extent agreed to in a pay-off letter by the Agent and the Lenders in their complete discretion, survive and remain in full force and effect for 90 days following repayment in full of all amounts payable under or in connection with all of the Financing Documents and any other such Indebtedness and SECTION 9.13 shall survive and remain in full force and effect until expiration of the statute of limitations applicable to any matter on account of which indemnification is provided thereunder.

         Section 9.10. ACTUAL KNOWLEDGE. For purposes of this Agreement, neither the Agent nor any Lender shall be deemed to have actual knowledge of any fact or state of facts unless the senior loan officer or any other officer responsible for the Borrower's account established pursuant to this Agreement at the Agent or such Lender, shall, in fact, have actual knowledge of such fact or state of facts or unless written notice of such fact shall have been received by the Agent or such Lender in accordance with SECTION 9.6.

         Section 9.11. SUBSTITUTIONS AND ASSIGNMENTS. Upon the request of any Lender, the Agent and such Lender may assign all or any portion of its Pro Rata Share of the Commitment and the Loans to a Federal Reserve Bank or to any Affiliate of any such Lender and may, subject to the terms and conditions hereinafter set forth and, so long as no Default or Event of Default has occurred and is continuing, with the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed, take the actions set forth below to substitute one

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or more other financial institutions having at least $500,000,000 in assets
(a "Substituted Lender") as a Lender or Lenders hereunder having an amount of the Loans as specified in the relevant Substitution Agreement executed in connection therewith; provided that no Lender, Selling Lender or Substituted Lender shall have a Pro Rata Share of the Commitment and the Loans in the aggregate of less than 10% and Fleet and/or its Affiliates shall retain for their own account at least 40% of the Term Loan and 40% of the Revolving Credit Loan Commitment.

               Section 9.11.1. In connection with any such substitution the Substituted Lender and the Agent shall enter into a Substitution Agreement in the form of EXHIBIT 9.11.1 hereto (a "Substitution Agreement") pursuant to which such Substituted Lender shall be substituted for the Lender requesting the substitution in question (any such Lender being hereinafter referred to as a "Selling Lender") to the extent of the reduction in the Selling Lender's portion of the Loans specified therein. In addition, such Substituted Lender shall assume such of the obligations of each Selling Lender under the Financing Documents as may be specified in such Substitution Agreement and this Agreement shall be amended by execution and delivery of each Substitution Agreement to include such Substituted Lender as a Lender for all purposes under the Financing Documents and to substitute for the then existing EXHIBIT 1.9 to this Agreement a new EXHIBIT 1.9 in the form of Schedule A to such Substitution Agreement setting forth the portion of the Loans belonging to each Lender following execution thereof Each Lender and the Borrower hereby appoint the Agent as Agent on its behalf to countersign and accept delivery of each Substitution Agreement and, to the extent applicable, the provisions of Article 8 hereof shall apply MUTATIS MUTANDIS with respect to such appointment and anything done or omitted to be done by the Agent in pursuance thereof

               Section 9.11.2. Without prejudice to any other provision of this Agreement, each Substituted Lender shall, by its execution of a Substitution Agreement, agree that neither the Agent nor any Lender is any way responsible for or makes any representation or warranty as to: (a) the accuracy and/or completeness of any information supplied to such Substituted Lender in connection therewith, (b) the financial condition, creditworthiness, affairs, status or nature of the Borrower, any of the Stockholders and/or any of the Subsidiaries or the observance by the Borrower, or any other party of any of its obligations under this Agreement or any of the other Financing Documents or (c) the legality, validity, effectiveness, adequacy or enforceability of any of the Financing Documents.

               Section 9.11.3. The Agent shall be entitled to rely on any Substitution Agreement delivered to it pursuant to this SECTION 9. 11 which is complete and regular on its face as to its contents and appears to be signed on behalf of the Substituted Lender which is a party thereto, and the Agent shall have no liability or responsibility to any party as a consequence of relying thereon and acting in accordance with and countersigning any such Substitution Agreement. The effective date of each Substitution Agreement shall be the date specified as such therein and each Lender prior to such effective date shall, for all purposes hereunder, be deemed to have and possess all of their respective rights and obligations hereunder up to 12:00 o'clock Noon on the effective date thereof

               Section 9.11.4. Upon delivery to the Agent of any Substitution Agreement pursuant to and in accordance with this SECTION 9.11 and acceptance thereof by the Agent (which delivery shall be evidenced and accepted exclusively and conclusively by the Agent's

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countersignature thereon pursuant to the terms hereof without which such
Substitution Agreement shall be ineffective): (i) except as provided hereunder and in SECTION 9.11.5, the respective rights of each Selling Lender and the Borrower against each other under the Financing Documents with respect to the portion of the Loans being assigned or delegated shall be terminated and each Selling Lender and the Borrower shall each be released from all further obligations to the other hereunder with respect thereto (all such rights and obligations to be so terminated or released being referred to in this SECTION
9. 11 as "Discharged Rights and Obligations"); and (ii) the Borrower and the Substituted Lender shall each acquire rights against each other and assume obligations towards each other which differ from the Discharged Rights and Obligations only in so far as the Borrower and the Substituted Lender have assumed and/or acquired the same in place of the Selling Lender in question; and (iii) the Agent, the Substituted Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had such Substituted Lender been an original party to this Agreement as a Lender possessing the Discharged Rights and Obligations acquired and/or assumed by it in consequence of the delivery of such Substitution Agreement to the Agent.

               Section 9.11.5. Discharged Rights and Obligations shall not include, and there shall be no termination or release pursuant to this SECTION
9.11 of (i).any rights or obligations arising pursuant to any of the Financing Documents in respect of the period or in respect of payments hereunder made during the period prior to the effective date of the relevant Substitution Agreement or, (ii) any rights or obligations relating to the payment of any amount which has fallen due and not been paid hereunder prior to such effective date or rights or obligations for the payment of interest, damages or other amounts becoming due hereunder as a result of such nonpayment.

               Section 9.11.6. With respect to any substitution of a Substituted Lender taking place after the Closing Date, the Borrower shall issue to such Substituted Lender and to such Selling Lender, new Notes reflecting the inclusion of such Substituted Lender as a Lender and the reduction in the respective Loans of such Selling Lender, such new Notes to be issued against receipt by the Borrower of the existing Notes of such Lender. The Selling Lender or the Substituted Lender shall pay to the Agent for its own account an assignment fee in the amount of $3,000 for each assignment hereunder, which shall be payable at or before the effective date of the assignment.

               Section 9.11.7. Each Lender may furnish to any financial institution having at least $500,000,000 in assets which such Lender proposes to make a Substituted Lender or to a Substituted Lender any information concerning such Lender, the Borrower, Stockholders and any Subsidiary in the possession of that Lender from time to time; provided that any Lender providing any confidential information about the Borrower, any of the Stockholders and/or any Subsidiary to any such financial institution shall first obtain such financial institutions written agreement to keep confidential any such confidential information.

         Section 9.12. PAYMENTS PRO RATA. The Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any obligations of the Borrower hereunder it shall distribute such payment to the Lenders pro rata based upon their respective Pro Rata Shares, if any, of the obligations with respect to which such payment was received. Each of

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the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff under SECTION 2.5.2 or otherwise or bankers lien by counterclaim or cross action, by the enforcement of any right under the Financing Documents, or otherwise), which is applicable to the payment of the Obligations of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total amount of such Obligation then owed and due to such Lender bears to the total amount of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, except for any amounts received pursuant to SECTION 2.2.3, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the Borrower to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided further, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

         Section 9.13. INDEMNIFICATION. The Borrower irrevocably agrees to and does hereby indemnify and hold harmless Agent and each of the Lenders, their agents or employees and each Person, if any, who controls any of the Agent and the Lenders within the meaning of Section 15 of the Securities Act of 1933, as amended, and each and all and any of them (the "Indemnified Parties"), against any and all losses, claims, actions, causes of action, damages or liabilities (including any amount paid in settlement of any action, commenced or threatened and any amount described in SECTION 8 4 (collectively, the "Damages"), joint or several, to which they, or any of them, may become subject under statutory law or at common law, and to reimburse the Indemnified Parties for any legal or other out-of-pocket expenses reasonably incurred by it or them in connection with investigating, preparing for or defending against any of the Indemnified Parties, insofar as such losses, claims, damages, liabilities or actions arise out of or are related to any act or omission of the Borrower and/or any Subsidiary with respect to any of the Related Transactions, this Agreement, any of the Notes, any of Loans and/or any offering of securities by the Borrower and/or any Subsidiary after the date hereof and/or in connection with the Securities and Exchange Act of 1933 and/or failure to comply with any applicable federal, state or foreign governmental law, rule, regulation, order or decree, including without limitation, any Damages which arise out of or are based upon any untrue statement or alleged untrue statement of a material fact with respect to matters relative to any of the foregoing contained in any document distributed in connection therewith, or the omission or alleged omission to state in any of the foregoing a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but excluding any Damages to the extent arising from or due to the gross negligence or willful misconduct of any of the Indemnified Parties.

         Promptly upon receipt of notice of the commencement of any action, or information as to any threatened action against any of the Indemnified Parties in respect of which indemnity or reimbursement may be sought from the Borrower on account of the agreement contained in this SECTION 9.13, notice shall be given to the Borrower in writing of the commencement or threatening thereof, together with a copy of all papers served, but the omission so to notify the Borrower of any such action shall not release the Borrower from-any liability which it may have to such Indemnified Parties unless, and only to the extent that, such omission materially prejudiced Borrower's ability to defend against such action.

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         In case any such action shall be brought against any of the
Indemnified Parties, the Borrower shall be entitled to participate in (and, to the extent that it shall wish, to select counsel and to direct) the defense thereof at its own expense. Any of the Indemnified Parties shall have' the right to employ its or their own counsel in any case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless the employment of such counsel shall have been authorized in writing by the Borrower in connection with the defense of such action or the Borrower shall not have employed counsel to have charge of the defense of such action or such Indemnified Party shall have received an opinion from an independent counsel that there may be defenses available to it which are different from or additional to those available to the Borrower (in which case the Borrower shall not have the right to direct the defense of such action on behalf of such Indemnified Party), in any of which events the same shall be borne by the Borrower. If any Indemnified Party settles any claim or action with respect to which the Borrower has agreed to indemnify such Indemnified Party pursuant to the terms hereof, the Borrower shall have no liability pursuant to this SECTION
9.13 to such Indemnified Party with respect to such claim or action unless the Borrower shall have consented in writing to the terms of such settlement.

         The provisions of SECTION 9.13 shall be effective only to the fullest extent permitted by law.

         Section 9.14. GOVERNING LAW. This Agreement and each Note shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts without regard to such state's conflict of laws rules.

         Section 9.15. SEVERABILITY OF PROVISIONS. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         Section 9.16. HEADINGS. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         Section 9.17. COUNTERPARTS. This Agreement may be executed and delivered in any number of counterparts each of which shall be deemed an original, and this Agreement shall be effective when at least one counterpart hereof has been executed by each of the parties hereto.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument by their respective officers thereunto duly authorized, as of November ___, 1998.

In the presence of:                           FINSAR CORPORATION

/s/ Nancy Bouch                               By: /s/ Jerry S. Rawls
--------------------------------                 ------------------------------
 Nancy Bouch                                        Name: Jerry S. Rawls
                                                    Title: President

In the presence of:                           FLEET NATIONAL BANK,
                                              as Agent and a Lender

                                              By: /s/ Matthew M. Glauninger
--------------------------------                 ------------------------------
                                                    Name: Matthew M. Glauninger
                                                    Title: Senior Relationship
                                                    Manager and Vice President


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